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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COHERENT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

Notice of Annual Meeting
of Stockholders

March 2, 2017

8:00 a.m.

Hyatt Regency Santa Clara
5101 Great America Parkway
Santa Clara, CA 95054

MATTERS TO BE VOTED ON:

1.
To elect the seven directors named in the proxy statement;
2.
To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2017;
3.
To approve on a non-binding, advisory basis, our named executive officer compensation;
4.
To approve on a non-binding, advisory basis, the frequency with which stockholders will vote on our named executive officer compensation; and
5.
To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on January 19, 2017 are entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof.

All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Santa Clara, California January 26, 2017	Sincerely,

John R. Ambroseo President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 2, 2017

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy card.

PROXY STATEMENT

General Information About the Meeting

General

The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Coherent, Inc. for use at the Annual Meeting of Stockholders (the "Annual Meeting" or "meeting") to be held at 8:00 a.m., local time, on March 2, 2017 at the Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our telephone number is (408) 764-4000. These proxy solicitation materials were first mailed on or about January 26, 2017 to all stockholders entitled to vote at the Annual Meeting.

Who May Vote at the Meeting?

You are entitled to vote at the Annual Meeting if our records show that you held your shares as of the close of business on our record date, January 19, 2017 (the "Record Date"). On the Record Date, 24,553,828 shares of our common stock, $0.01 par value, were issued and outstanding.

What Does Each Share of Common Stock I Own Represent?

On all matters, each share has one vote, unless, with respect to Proposal One regarding the election of directors, cumulative voting is in effect. See "Election of Directors—Vote Required" for a description of cumulative voting rights with respect to the election of directors.

How Does a Stockholder Vote?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. If you are entitled to vote, you may do so as follows:

•
Through your broker:  If your shares are held through a broker, bank or other nominee (commonly referred to as held in "street name"), you will receive instructions from them that you must follow to have your shares voted. If you want to vote in person, you will need to obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

•
In person:  Attend the Annual Meeting and, if you request, we will give you a ballot at the time of voting. If you have previously submitted a proxy card, you must notify us at the Annual Meeting that you intend to cancel your prior proxy and vote by ballot at the meeting.

•
Returning a Proxy Card:  Simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If your signed proxy card is received before the Annual Meeting, the designated proxies will vote your shares as you direct.

•
Using the Telephone:  Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card.

•
Through the Internet:  Go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card.

For telephone or Internet use, your vote must be received by 11:59 P.M. Eastern Time on March 1, 2017 to be counted.

If you return a signed and dated proxy card without marking any voting directions, your shares will be voted "for" the election of all seven nominees for director, "for" Proposals Two and Three and for "Abstain" with respect to Proposal Four.

General Information

Matters to be Presented at the Meeting

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any other matter is properly presented at the Annual Meeting, your proxy holders (one of the individuals named on your proxy card) will vote your shares in their discretion. The cost of this solicitation will be borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. In addition, proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, e-mail or facsimile.

Revoking Your Proxy

If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must (i) advise the Corporate Secretary in writing at our principal executive offices at 5100 Patrick Henry Dr., Santa Clara, California 95054 before the proxies vote your shares at the meeting, (ii) timely deliver later-dated proxy instructions or (iii) attend the meeting and vote your shares in person.

Attendance at the Annual Meeting

All stockholders of record as of the Record Date may attend the Annual Meeting. Please note that cameras, recording devices and similar electronic devices will not be permitted at the Annual Meeting. No items will be allowed into the Annual Meeting that might pose a concern for the safety of those attending. Additionally, to attend the meeting you will need to bring identification and proof sufficient to us that you were a stockholder of record as of the Record Date or that you are a duly authorized representative of a stockholder of record as of the Record Date. For directions to attend the Annual Meeting or other questions, please contact Investor Relations by telephone at (408) 764-4110 no later than noon (California time) on March 1, 2017.

Quorum; Abstentions; Broker Non-Votes

Our bylaws provide that stockholders holding a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date constitute a quorum at meetings of stockholders. Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes, and with respect to Proposal Four, votes for "1 year", "2 years" and "3 years."

A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote because the nominee does not have discretionary voting power with respect to the proposal and has not received instructions with respect to the proposal from the beneficial owner. Abstentions will not be taken into account in determining the outcome of the election of directors and will have no effect on the outcome of Proposals Two, Three and Four. We intend to separately report abstentions and our Compensation and H.R. Committee will generally view abstentions as neutral when considering the results of Proposal Three. Broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of any proposal.

General Information

Deadline for Receipt of Stockholder Proposals

In order to submit stockholder proposals for inclusion in the Company's proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("SEC Rule 14a-8") for the annual meeting to be held in fiscal 2018, written materials must be received by the Corporate Secretary at the Company's principal office in Santa Clara, California no later than September 28, 2017. Stockholder proposals must otherwise comply with the requirements of SEC Rule 14a-8.

Proposals must be addressed to: Bret DiMarco, Corporate Secretary, Coherent, Inc., 5100 Patrick Henry Dr., Santa Clara, California 95054. Simply submitting a proposal does not guarantee its inclusion.

Section 2.15 of the Company's bylaws also establishes an advance notice procedure with regards to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly from the floor at any Annual Meeting. To be properly brought before the Annual Meeting to be held in fiscal 2018, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary (see above), no later than the close of business on the 45th day (December 12, 2017), nor earlier than the close of business on the 75th day (November 12, 2017), prior to the one year anniversary of the date these proxy materials were first mailed by us, unless the annual meeting of stockholders is held prior to January 31, 2018 or after May 1, 2018, in which case, the proposal must be received by us not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting and the tenth day following public announcement of the date the annual meeting will be held and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. We have not received any notice regarding any such matters to be brought at the meeting on March 2, 2017.

If a stockholder who has notified us of his or her intention to present a proposal at an Annual Meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting. The Chair of the Annual Meeting has the final discretion whether or not to allow any matter to be considered at the meeting which did not timely comply with all applicable notice requirements.

If a stockholder wishes only to recommend a candidate for consideration by the Governance and Nominating Committee as a potential nominee for the Company's Board, see the procedures discussed in "Proposal One—Election of Directors—Board Meetings and Committees—Process for Stockholders to Recommend Candidates for Election to the Board of Directors."

The attached proxy card grants to the proxyholders discretionary authority to vote on any matter raised at the Annual Meeting, including proposals which are timely raised at the meeting, but did not meet the deadline for inclusion in this proxy statement.

Eliminating Duplicative Proxy Materials

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Coherent common stock in more than one stock account, we are delivering only one set of the proxy solicitation materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders.

We will promptly deliver, upon written or oral request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may write us at 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations, or contact our Investor Relations department by telephone at (408) 764-4110.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by

General Information

contacting our distribution agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. It is our understanding that Broadridge will remove such stockholder from the Householding program within 30 days of receipt of such written notice, after which each such stockholder will receive an individual copy of our proxy materials.

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To participate during the voting season, registered stockholders may follow the instructions when voting online.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Coherent with the Securities and Exchange Commission ("SEC"), the sections of this proxy statement entitled "Report of the Audit Committee of the Board of Directors" (to the extent permitted by the rules of the SEC) and "Compensation Discussion and Analysis" shall not be deemed to be so incorporated (other than in our annual report on Form 10-K), unless specifically provided otherwise in such filing.

FURTHER INFORMATION

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of our annual report on Form 10-K for the fiscal year ended October 1, 2016 without exhibits and any amendments thereto upon request of such stockholder made in writing to Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations. We will also furnish any exhibit to the annual report on Form 10-K if specifically requested in writing. You can also access our SEC filings, including our annual reports on Form 10-K, and all amendments thereto on the SEC website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
MEETING TO BE HELD ON MARCH 2, 2017

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at the Annual Meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Seven (7) members of our Board of Directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. Each nominee has consented to be named a nominee in the proxy statement and to continue to serve as a director, if elected. If any nominee becomes unable or declines to serve as a director, if additional persons are nominated at the meeting or if stockholders are entitled to cumulate votes, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible, and the specific nominees to be voted for will be determined by the proxy holders.

We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified or until his or her earlier resignation or removal. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer.

The names of the nominees, all of whom are currently directors standing for re-election, and certain information about them are set forth below. All of the nominees have been unanimously recommended for nomination by the Board acting on the unanimous recommendation of the Governance and Nominating Committee of the Board. The committee consists solely of independent members of the Board. There are no family relationships among directors or executive officers of Coherent.

Name	Age	Director Since	Principal Occupation
John R. Ambroseo	55	2002	President and Chief Executive Officer
Jay T. Flatley(3)	64	2011	Executive Chairman of Illumina, Inc.
Susan M. James(1)(2)	70	2008	Retired Audit Partner, Ernst & Young
L. William Krause(2)(3)	74	2009	President of LWK Ventures
Garry W. Rogerson(1)(2)	64	2004	Former Chief Executive Officer of Advanced Energy Industries, Inc.
Steve Skaggs(1)	54	2013	Former Senior Vice President and Chief Financial Officer of Atmel Corporation
Sandeep Vij(3)	51	2004	Former President and Chief Executive Officer of MIPS Technologies, Inc.

(1)
Member of the Audit Committee

(2)
Member of the Governance and Nominating Committee

(3)
Member of the Compensation and H.R. Committee

Except as set forth below, each of our directors has been engaged in his or her principal occupation set forth above during the past five years.

John R. Ambroseo.    Mr. Ambroseo has served as our President and Chief Executive Officer as well as a member of the Board of Directors since October 2002. Mr. Ambroseo served as our Chief Operating Officer from June 2001 through September 2002. Mr. Ambroseo served as our Executive Vice

Proposal One Election of Directors

President and as President and General Manager of the Coherent Photonics Group from September 2000 to June 2001. From September 1997 to September 2000, Mr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Laser Group. From March 1997 to September 1997, Mr. Ambroseo served as our Scientific Business Unit Manager. From August 1988, when Mr. Ambroseo joined us, until March 1997, he served as a Sales Engineer, Product Marketing Manager, National Sales Manager and Director of European Operations. Mr. Ambroseo received a Bachelor degree from SUNY-College at Purchase and a PhD in Chemistry from the University of Pennsylvania.

Mr. Ambroseo's status as our Chief Executive Officer, his over 25 year tenure with Coherent, his extensive knowledge of our products, technologies and end markets and his over a decade of service as a director of Coherent make him an invaluable member of our Board of Directors.

Jay T. Flatley.    Since 1999 Mr. Flatley has served as a member of the Board of Directors of Illumina, Inc., a leading developer, manufacturer and marketer of life science tools and integrated systems for the analysis of genetic variation and function and since March 2016, as Illumina's Executive Chairman of the Board of Directors. From January 2016 to March 2016, he also served as Chairman of the Board of Directors. From 1999 until March 2016, Mr. Flatley was Illumina's Chief Executive Officer. From 1999 to December 2013, Mr. Flatley also served as Illumina's President. Prior to joining Illumina, Mr. Flatley was President, Chief Executive Officer, and a member of the Board of Directors of Molecular Dynamics, Inc., a NASDAQ-listed life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech Inc. in 1998. Additionally, he was a co-founder of Molecular Dynamics and served in various other positions there from 1987 to 1994. From 1985 to 1987, he was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and a M.S. in Industrial Engineering from Stanford University.

Mr. Flatley's years of executive and management experience in the high technology industry, including serving as the chief executive officer of several public companies, his service on the boards of other publicly held companies, and his years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Susan M. James.    Ms. James originally joined Ernst & Young, a global accounting services firm, in 1975, serving as a partner from 1987 until her retirement in June 2006, and as a consultant from June 2006 to December 2009. During her tenure with Ernst & Young, she was the lead partner or partner-in-charge for the audit work for a significant number of technology companies, including Intel Corporation, Sun Microsystems, Inc., Amazon.com, Inc., Autodesk, Inc. and the Hewlett-Packard Company, as well as for the Ernst & Young North America Global Account Network. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. She is a certified public accountant (inactive) and a member of the American Institute of Certified Public Accountants. Ms. James also serves on the boards of directors of Applied Materials, Inc., a global leader in materials engineering solutions for the semiconductor, flat panel display and solar photovoltaic industries and Tri-Valley Animal Rescue, a non-profit corporation dedicated to providing homes for homeless pets. Ms. James previously served as a director of Yahoo! Inc. Ms. James holds Bachelor's degrees in Mathematics from Hunter College and Accounting from San Jose State University.

Ms. James' years in the public accounting industry, her service on the boards and committees of a number of other publicly held companies and her years of service as a director of Coherent make her an invaluable member of our Board of Directors.

L. William (Bill) Krause.    Since 1991, Mr. Krause has served as President of LWK Ventures, a private advisory and investment firm. In addition, Mr. Krause served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990 and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves on the boards of directors of the following public companies: Brocade Communications Systems, Inc., a networking solutions and services company and CommScope Holding Company, Inc., a networking infrastructure company. He also serves as Chairman of the Board of Veritas Holding, Ltd., an information management leader. Mr. Krause previously served as a director for the following public companies: Core-Mark Holding Company, Inc., Packeteer, Inc., Sybase, Inc. and TriZetto Group, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary Doctorate of Science from The Citadel.

Mr. Krause's years of executive and management experience in the high technology industry, including serving as the chief executive officer of several companies, his service on the boards and committees of a number of other publicly held companies, and his years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Proposal One Election of Directors

Garry W. Rogerson.    Mr. Rogerson has served as Coherent's Chairman of the Board since June 2007. Since September 2015, Mr. Rogerson has been a private investor. From August 2011 to September 2015, Mr. Rogerson was Chief Executive Officer and a member of the Board of Directors of Advanced Energy Industries, Inc., a provider of power and control technologies for thinfilm manufacturing and solar-power generation, after which he agreed to serve as a special advisor for a period of time. He was Chairman and Chief Executive Officer of Varian, Inc., a major supplier of scientific instruments and consumable laboratory supplies, vacuum products and services, from February 2009 and 2004, respectively, until the purchase of Varian by Agilent Technologies, Inc. in May 2010. Mr. Rogerson served as Varian's Chief Operating Officer from 2002 to 2004, as Senior Vice President, Scientific Instruments from 2001 to 2002, and as Vice President, Analytical Instruments from 1999 to 2001. Mr. Rogerson received an honours degree and Ph.D. in biochemistry as well as an honorary doctoral science degree from the University of Kent at Canterbury.

Mr. Rogerson's years of executive and management experience in the high technology industry, including serving as the chief executive officer of several public companies, his service on the boards of other publicly held companies, and his years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Steve Skaggs.    Mr. Skaggs has been a private investor since April 2016. From May 2013 to April 2016, Mr. Skaggs served as Senior Vice President and Chief Financial Officer of Atmel Corporation, a leading supplier of microcontrollers, prior to its acquisition by Microchip Technology Incorporated. Mr. Skaggs joined Atmel in September 2010 and served as Senior Vice President, Corporate Strategy and Development until his appointment as Chief Financial Officer. Mr. Skaggs has more than 25 years of experience in the semiconductor industry, including serving as President, Chief Executive Officer and Chief Financial Officer of Lattice Semiconductor, a supplier of programmable logic devices and related software. From 2008 to September 2010, Mr. Skaggs was employed as an independent management consultant, providing strategic advisory and consulting services to clients. From 2005 to 2008, Mr. Skaggs served as Chief Executive Officer of Lattice Semiconductor, a supplier of programmable logic devices and related software, and also served as President of Lattice from 2003 to 2005 and as Chief Financial Officer of Lattice from 1996 to 2003. He was also previously a member of the Board of Directors of Lattice. Prior to Lattice, Mr. Skaggs was employed by Bain & Company, a global management consulting firm, where he specialized in high technology product strategy, mergers and acquisitions and corporate restructurings. Mr. Skaggs holds an MBA degree from the Harvard Business School and a B.S. degree in Chemical Engineering from the University of California, Berkeley.

Mr. Skaggs' years of executive and management experience in the high technology industry, including serving as the chief executive officer and chief financial officer of other public companies, his prior service on the board of another publicly held company and his years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Sandeep Vij.    Since February 2013, Mr. Vij has been a private investor. Previously, he held the position of President and Chief Executive Officer of MIPS Technologies, Inc., a leading provider of processor architectures and cores, from January 2010 until its sale in February 2013. In addition, Mr. Vij had been the Vice President and General Manager of the Broadband and Consumer Division of Cavium Networks, Inc., a provider of highly integrated semiconductor products from May 2008 to January 2010. Prior to that, he held the position of Vice President of Worldwide Marketing, Services and Support for Xilinx Inc., a digital programmable logic device provider, from 2007 to April 2008. From 2001 to 2006, he held the position of Vice President of Worldwide Marketing at Xilinx. From 1997 to 2001, he served as Vice President and General Manager of the General Products Division at Xilinx. Mr. Vij joined Xilinx in 1996 as Director of FPGA Marketing. He is a graduate of General Electric's Edison Engineering Program and Advanced Courses in Engineering. He holds an MSEE from Stanford University and a BSEE from San Jose State University.

Mr. Vij's years of executive and management experience in the high technology industry, including serving as the chief executive officer of another public company, his service on the board of another publicly held company, and his years of service as a director of Coherent make him an invaluable member of our Board of Directors.

Proposal One Election of Directors

Director Independence

The Board has determined that, with the exception of Mr. Ambroseo, all of its current members and all of the nominees for director are "independent directors" as that term is defined in the listing rules of the Nasdaq Stock Market.

Board Meetings and Committees

The Board held a total of five (5) formal meetings and acted twice by unanimous written consent during fiscal 2016. Additionally, from time to time between formal meetings, members of the Board participate in update or status telephone calls and briefings, which are not included in these totals. During fiscal 2016, the Board had three standing committees: the Audit Committee; the Compensation and H.R. Committee; and the Governance and Nominating Committee. From time to time, the Board may create, and has in the past created, limited ad hoc committees, service on which does not provide additional compensation. No director serving during fiscal 2016 attended fewer than 75% of the aggregate of all meetings of the Board and the committees of the Board upon which such director served.

Audit Committee

The Audit Committee consists of directors James (Chair), Rogerson, and Skaggs. The Audit Committee held twelve (12) meetings during fiscal 2016. The Board has determined that directors James, Rogerson and Skaggs are "audit committee financial experts" as that term is defined in the rules of the SEC. Among other things, the Audit Committee has the sole authority for appointing and supervising our independent registered public accounting firm and is primarily responsible for approving the services performed by our independent registered public accounting firm and for reviewing and evaluating our accounting principles and our system of internal accounting controls.

Compensation and H.R. Committee

The Compensation and H.R. Committee of the Board consists of directors Vij (Chair), Flatley and Krause. As noted above, all of the members of the Compensation and H.R. Committee are "independent" as defined under the listing rules of the Nasdaq Stock Market. The Compensation and H.R. Committee held four (4) meetings during fiscal 2016 and acted once by unanimous written consent. The Compensation and H.R. Committee, among other things, reviews and approves our executive compensation policies and programs, and makes equity grants to our employees, including officers, pursuant to our equity plan. This committee has the sole authority delegated to it by the Board to make employee equity grants, which are done at a meeting rather than by written consent. For additional information about the committee's processes and procedures for the consideration and determination of executive compensation, see "Compensation Discussion and Analysis."

Governance and Nominating Committee

The Governance and Nominating Committee consists of directors Rogerson (Chair), James and Krause. The Governance and Nominating Committee held three (3) meetings during fiscal 2016. The Governance and Nominating Committee, among other things, assists the Board by making recommendations to the Board on matters concerning director nominations and elections, board committees and corporate governance, allocation of risk oversight amongst the Board and its committees and compensation for directors. For fiscal 2016, the committee retained an independent compensation consultant to advise it on compensation for service on the Board.

Copies of the charters for each of our committees may be found on our website at www.coherent.com under "Investor Relations."

Attendance at Annual Meeting of Stockholders by the Members of the Board of Directors

All directors are encouraged, but not required, to attend our annual meeting of stockholders. At our annual meeting held on February 26, 2016, all members of the Board attended in person.

Proposal One Election of Directors

Process for Stockholders to Recommend Candidates for Election to the Board of Directors

The Governance and Nominating Committee will consider nominees properly recommended by stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to us at our principal executive offices (Attention: Corporate Secretary) and must include the candidate's name, age, home and business contact information, principal occupation or employment, the number of shares beneficially owned by the nominee and the stockholder making the recommendation, whether any hedging transactions have been entered into by the nominee or on his or her behalf, information regarding any arrangements or understandings between the nominee and the stockholder nominating the nominee or any other persons relating to the nomination, a written statement by the nominee acknowledging that the nominee will owe a fiduciary duty to Coherent if elected, a written statement of the nominee that such nominee, if elected, intends to tender, promptly following such nominee's election or re-election, an irrevocable resignation effective upon such nominee's failure to receive the required vote for re-election at the next meeting at which such nominee would face re-election and upon acceptance of such resignation by the Board in accordance with Coherent's guidelines or policies, and any other information required to be disclosed about the nominee if proxies were to be solicited to elect the nominee as a director.

For a stockholder recommendation to be considered by the Governance and Nominating Committee as a potential candidate at a meeting of stockholders, nominations must be received on or before the deadline for receipt of stockholder proposals for such meeting. In the event a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our bylaws. See "General Information About the Meeting-Deadline for Receipt of Stockholder Proposals."

The Governance and Nominating Committee's criteria and process for evaluating and identifying the candidates that it approves as director nominees are as follows:

•
the Governance and Nominating Committee regularly reviews the current composition and size of the Board;

•
the Governance and Nominating Committee reviews the qualifications of any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the Governance and Nominating Committee determines, a search firm. Such review may, in the Governance and Nominating Committee's discretion, include a review solely of information provided to the Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper;

•
the Governance and Nominating Committee evaluates the performance of the Board as a whole and evaluates the qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders;

•
the Governance and Nominating Committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, it is the current belief of the Governance and Nominating Committee that there are no specific, minimum qualifications that must be met by any candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the qualifications of the candidates, the Governance and Nominating Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. While Coherent does not have a formal policy with regard to the consideration of diversity in identifying director nominees, as noted above, diversity of experience is one of many factors that the committee considers;

•
the Governance and Nominating Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Governance and Nominating Committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase the overall effectiveness of the Board, and (iv) meet other requirements

Proposal One Election of Directors

  as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members;

•
in evaluating and identifying candidates, the Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm; and

•
after such review and consideration, the Governance and Nominating Committee recommends the slate of director nominees to the full Board for its approval.

The Governance and Nominating Committee will endeavor to notify, or cause to be notified, all director candidates, including those recommended by a stockholder, of its decision as to whether to nominate such individual for election to the Board.

Our corporate governance guidelines require that upon a member of the Board turning 72 years old, he or she shall submit a conditional resignation to the Governance and Nominating Committee effective upon the next annual meeting of stockholders. The committee then determines whether to recommend that the Board accept of such resignation. Mr. Krause has so notified the committee, which determined that it was not in the best interest of the Company's stockholders to accept such resignation and has included Mr. Krause in the slate for this year's election of directors.

Majority Voting and Conditional Resignations from the Board of Directors

Upon the recommendation of the Governance and Nominating Committee the Board of Directors amended our bylaws, effective December 1, 2013, to change the voting standard for the election of directors that are not Contested Elections (as defined below) from a plurality to a majority of the votes cast. A majority of the votes cast means the number of votes cast "for" a director's election exceeds the number of votes cast against that director's election (with "abstentions" and "broker non-votes" not counted as a vote cast either "for" or "against" that director's election). However, if the number of nominees exceeds the number of directors to be elected (a "Contested Election"), the directors shall be elected by a plurality of the votes cast.

In connection with the amendment to the Bylaws establishing a majority vote standard for the election of directors in elections that are not Contested Elections, the Board also adopted a director election policy to (i) establish procedures under which any incumbent director who fails to receive a majority of the votes cast in an election that is not a Contested Election shall tender his or her resignation to the Governance and Nominating Committee for consideration; and (ii) provide that the Governance and Nominating Committee will make recommendations to the Board regarding the actions to be taken with respect to all such offers to resign. The Board shall act on the resignation within 90 days following certification of the election results. In the event that the Board does not accept such resignation, then such director shall continue to serve until such time as his or her successor is elected.

Stockholder Communication with the Board of Directors

While the Board believes that management speaks for Coherent, the Board encourages direct communication from stockholders. Accordingly, any stockholder may contact any member of our Board of Directors individually or as a group by writing by mail to our principal executive offices (c/o Corporate Secretary) at 5100 Patrick Henry Dr., Santa Clara, CA 95054.

Any stockholder may report to us any complaints or comments regarding accounting, internal accounting controls, or auditing matters. Any stockholder who wishes to so contact us should send such complaints or comments to the Audit Committee c/o Corporate Secretary, at our principal executive offices.

Any stockholder communications that the Board receives will first go to our Corporate Secretary, who will log the date of

Proposal One Election of Directors

receipt of the communication as well as the identity and contact information of the correspondent in our stockholder communications log.

Our Corporate Secretary will review, summarize and, if appropriate, investigate the complaint under the direction of the appropriate committee of the Board in a timely manner. In the case of accounting or auditing related matters, a member of the Audit Committee, or the Audit Committee as a whole, will then review the summary of the communication, the results of the investigation, if any, and, if appropriate, the draft response. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the Corporate Secretary maintains with respect to all stockholder communications.

Independent Chair and Board Leadership

Our Board leadership structure consists of an independent Chairman, who is elected by the independent directors, and independent committee chairs. We separate the positions of Chief Executive Officer and Chairman in recognition of the differences between the two roles. The Board believes this structure provides independent Board leadership and engagement.

Given that our Chairman is an independent director, the Board does not feel the need for a separate "lead independent director," as our independent Chairman performs that function. The Board takes its independence seriously and reinforces this standard with six of its seven members, 87%, being independent.

The Role of the Board and its Committees in Risk Oversight

The Board oversees Coherent's risk profile and management's processes for assessing and managing risk, both as a Board and through its committees, with our Governance and Nominating Committee delegated the responsibility for assigning oversight responsibilities to each committee and the Board as a whole. Our senior executive team provides regular updates to the Board and each committee regarding our strategies and objectives and the risks inherent with them.

Each regular meeting of the Board includes a discussion of risks related to the Company's financial results and operations and each committee schedules risk-related presentations regularly throughout the year. In addition our directors have access to our management to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board and committee meetings to provide additional insight on the matters being discussed, including risk exposures. Our Chief Financial Officer and General Counsel both report directly to our Chief Executive Officer, providing him with further visibility to our risk profile. A Vice President, Finance is the designated officer overseeing our enterprise risk management program and works closely with both our Chief Financial Officer and General Counsel on these matters.

These regular meetings also provide our Board members the opportunity to discuss issues of concern directly with management. In general the Board and its committees oversee the following risk categories:

•
the Board generally oversees the Company's overall enterprise risk management process and specifically with regards to the areas of strategy, mergers and acquisitions, communications and operations;

•
the Audit Committee generally oversees risks primarily related to financial controls, IT, accounting, tax, treasury, capital, legal, regulatory and compliance;

•
the Compensation and H.R. Committee generally oversees our compensation programs so that they do not incentivize excessive risk taking as well as overseeing human resources related risks; and

•
the Governance and Nominating Committee oversees the assignment of risk oversight categories by each particular committee and/or the Board as a whole as well as those risks related to compensation of members of the Board, succession planning for the Board and Chief Executive Officer.

Annually, management presents an assessment of the risks associated with the Company's compensation plans. The

Proposal One Election of Directors

Compensation and H.R. Committee agreed with the conclusion from the winter of calendar 2016 presentation that the risks were within our ability to effectively monitor and manage and that these risks are not reasonably likely to have a material adverse effect on the Company.

Additional Governance Matters

The Board of Directors (acting on the recommendation of the Governance and Nominating Committee) has approved the Company's Corporate Governance Guidelines, which include, among other items (in addition to those items described elsewhere in this proxy):

•
At each regular meeting of the Board the independent directors also meet in executive session without the presence of management;

•
To avoid "over-boarding" we maintain the following limits on service on other boards:

•
CEO—No more than one (1) other public company board of directors in addition to the Company (note, however, that Mr. Ambroseo does not serve on any public company boards other than ours);

•
Independent Directors—No more than four (4) other public company board of directors in addition to the Company;

•
Audit Committee members—No more than three (3) other public company audit committees in addition to the Company;

•
Each independent member of the Board must within five years of initial appointment acquire and thereafter maintain a minimum value of Company stock equal to three times such director's annual Board cash retainer (exclusive of any cash retainer for service as Chair or committee service);

•
The Board is responsible for reviewing the Company's succession planning and senior management development on an annual basis;

•
The Board maintains an age-based term limit of 72 (provided, that the Governance and Nominating Committee maintains the flexibility to not apply such limit on a facts and circumstances basis).

Fiscal 2016 Director Compensation

During fiscal 2016, we paid our non-employee directors an annual retainer (depending upon position) and for service on the Board as follows:

Position	Annual Retainer
Board Member	$40,000
Board Chair	$40,000
Audit Committee Chair	$34,000
Compensation and H.R. Committee Chair	$16,000
Governance & Nominating Committee Chair	$10,750
Audit Committee member (non-Chair)	$12,500
Compensation and H.R. Committee member (non-Chair)	$8,500
Governance and Nominating Committee member (non-Chair)	$6,500

The Governance and Nominating Committee annually reviews Board and committee compensation with the assistance of an independent compensation consultant, which for fiscal 2016 was Compensia. Compensia is separately compensated for this work from the work it does as the Compensation and H.R. Committee's independent consultant for executive compensation. As noted elsewhere in this proxy statement, Compensia has not provided any other service for the Company other than as directed by a committee of the Board.

Proposal One Election of Directors

The chart below summarizes the gross cash amounts earned by non-employee directors for service during fiscal 2016 on the Board and its committees:

Name	Annual Board Service	Audit Committee	Compensation and H.R. Committee	Nominating and Governance Committee	Total
Jay T. Flatley	$40,000	—	$8,500	—	$48,500
Susan M. James	$40,000	$34,000	—	$6,500	$80,500
L. William Krause	$40,000	—	$8,500	$6,500	$55,000
Garry W. Rogerson	$80,000	$12,500	—	$10,750	$103,250
Steve Skaggs	$40,000	$12,500	—	—	$52,500
Sandeep Vij	$40,000	—	$16,000	—	$56,000

The chart below presents information concerning the total compensation of our non-employee directors for services (including both Board and, where applicable, committee service) provided during the fiscal year ended October 1, 2016:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total ($)
Jay T. Flatley	48,500	294,000	—	342,500
Susan M. James	80,500	294,000	—	374,500
L. William Krause	55,000	294,000	—	349,000
Garry W. Rogerson	103,250	294,000	—	397,250
Steve Skaggs	52,500	294,000	—	346,500
Sandeep Vij	56,000	294,000	—	350,000

(1)
These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate grant date fair value computed in accordance with ASC 718, for restricted stock units ("RSUs") which were granted in fiscal 2016. The assumptions used to calculate the value of these stock units are set forth in Note 12. "Employee Stock Award and Benefit Plans" of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2016.

(2)
The directors' aggregate outstanding RSU grants as of the end of fiscal 2016 were as follows:

Name	Shares(a)
Jay T. Flatley	3,500(b)
Susan M. James	3,500(b)
L. William Krause	3,500(b)
Garry W. Rogerson	3,500(b)
Steve Skaggs	3,500(b)
Sandeep Vij	3,500(b)

(a)
The shares underlying the RSUs will vest to the extent an individual is a member of the Board of Directors on the applicable vesting date.

(b)
3,500 shares vest on February 15, 2017.

Proposal One Election of Directors

(3)
No stock option awards were granted to members of the Board during fiscal 2016. The directors' aggregate holdings of stock option awards (both vested and unvested) as of October 1, 2016 were as follows:

Name	Shares
Jay T. Flatley	24,000
Susan M. James	—
L. William Krause	6,000
Garry W. Rogerson	—
Steve Skaggs	—
Sandeep Vij	—

The following table shows equity grants received by non-employee directors in fiscal 2016:

Name	Restricted Stock Units Granted in Fiscal 2016 (# shares)
Jay T. Flatley	3,500
Susan M. James	3,500
L. William Krause	3,500
Garry W. Rogerson	3,500
Steven Skaggs	3,500
Sandeep Vij	3,500

Our stockholders approved the adoption of our 2011 Equity Incentive Plan at our annual meeting held in March 2011 (the "2011 Plan").

Following the recommendation of the Governance and Nominating Committee (based upon the review by Compensia), the Board has adopted resolutions automatically granting under the 2011 Plan each non-employee member of the Board of Directors 3,500 RSUs upon such member's reelection to the Board, with vesting on February 15 of the following year. Effective in December 2011, the Board determined that upon the initial appointment of a non-employee member to the Board, such new director will receive a grant of 3,500 RSUs, which vest over two years (fifty percent on each anniversary of grant).

For option grants held by a director who retires after at least eight years of service on the Board which are outstanding under the 1998 Director Plan, such grants will fully vest and the director will have the right to exercise his or her option as to both vested and unvested shares as of such date. The option will remain exercisable for the lesser of (i) two (2) years following the date of such director's retirement or (ii) the expiration of the option's original term. No unvested options remain outstanding. This provision was not adopted for option grants under the 2011 Plan.

With the adoption of our 2011 Plan, the 1998 Director Plan has been terminated other than for outstanding historical grants made thereunder. As of October 1, 2016, 784,000 shares have been issued upon the exercise of options and the vesting of RSUs under the 1998 Director Plan.

Proposal One Election of Directors

Option Exercises and Stock Vested at 2016 Fiscal Year-End

The table below sets forth certain information for each non-employee director regarding the exercise of options and the vesting of stock awards during the year ended October 1, 2016, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jay T. Flatley	—	—	3,500	268,800
Susan M. James	—	—	3,500	268,800
L. William Krause	24,000	2,061,614	3,500	268,800
Garry W. Rogerson	—	—	3,500	268,800
Steve Skaggs	—	—	5,250	382,550
Sandeep Vij	—	—	3,500	268,800

(1)
Reflects the difference between the exercise price of the option and market price of our common stock on the exercise date.

(2)
Reflects the market price of our common stock on the vesting date or the last day on which our common stock traded prior to the vesting date if trading did not occur on the vesting date.

Vote Required

Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled. Alternatively, a stockholder may distribute his or her votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than seven (7) candidates. However, no stockholder will be entitled to cumulate votes for a candidate unless (i) such candidate's name has been properly placed in nomination for election at the Annual Meeting prior to the voting and (ii) the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. If cumulative voting occurs at the meeting and you do not specify how to distribute your votes, your proxy holders (the individuals named on your proxy card) will cumulate votes in such a manner as will ensure the election of as many of the nominees listed above as possible, and the specific nominees to be voted for will be determined by the proxy holders.

If a quorum is present, each of the seven (7) nominees who receives more "FOR" votes than "AGAINST" votes will be elected.

Recommendation

The Board recommends that Stockholders vote "FOR" the seven nominees presented herein.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending September 30, 2017, and recommends that stockholders vote for ratification of such appointment. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended September 25, 1976. Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders as a matter of good corporate practice. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Coherent and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection. The Audit Committee selected Deloitte & Touche LLP to audit our financial statements for the fiscal year ended October 1, 2016, which was ratified by our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so. The representatives of Deloitte & Touche LLP are also expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") during fiscal 2016 and 2015:

	2016	2015
Audit fees(1)	$2,123,621	$2,030,577
Tax fees(2)	218,115	176,323
All other fees(3)	2,600	2,600

Total	$2,344,336	$2,209,500

(1)
Represents fees for professional services provided in connection with the integrated audit of our annual financial statements and internal control over financial reporting and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)
Represents tax compliance and related services.

(3)
Represents the annual subscription for access to the Deloitte Accounting Research Tool, which is a searchable on-line accounting database.

Proposal Two Ratification of the Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has determined that the provision of non-audit services by Deloitte is compatible with maintaining Deloitte's independence. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Deloitte. In other cases, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve certain additional services, and such pre-approvals are communicated to the full Committee at its next meeting. During fiscal years 2016 and 2015, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

The affirmative vote of a majority of the votes cast will be required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017.

Recommendation

The Audit Committee and the Board recommends that Stockholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017.

PROPOSAL THREE
APPROVAL ON A NON-BINDING, ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

At our Annual Meeting in March 2011, our stockholders indicated that they would like to have an annual advisory vote on executive compensation. Accordingly, our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2016 Summary Compensation Table and related tables and disclosure.

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to provide alignment between executive pay and performance and to focus executives on making decisions that enhance our stockholder value in both the short and long term. Executives are compensated in a manner consistent with Coherent's strategy, competitive practices, stockholder interest alignment, and evolving compensation governance standards.

Vote Required

Under our bylaws the affirmative vote of the holders of a majority of the votes cast is required to approve the compensation of our named executive officers disclosed in this proxy statement. The vote is an advisory vote, and therefore not binding. Our Board of Directors values the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and the Compensation and H.R. Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation

The Board of Directors unanimously recommends that Stockholders vote "FOR" the approval, on a non-binding, advisory basis of our named executive officer compensation disclosed in this proxy statement.

PROPOSAL FOUR
APPROVAL ON A NON-BINDING, ADVISORY BASIS, OF THE FREQUENCY WITH WHICH STOCKHOLDERS WILL VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

At our Annual Meeting in March 2011, our stockholders indicated that they would like to have an annual advisory vote on executive compensation. We are required by the Dodd-Frank Act to seek a separate advisory vote at least every six years regarding the frequency of the "say-on-pay" vote. Stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Stockholders may abstain by submitting a proxy card without instruction on Proposal Four or by checking the box labeled "Abstain."

Vote Required

The affirmative vote of the holders of a majority of the votes cast is required to approve the frequency with which stockholders will cast advisory votes at our annual meetings to approve named executive officer compensation. If none of the alternatives of every one year, two years or three years receives a majority vote, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board of Directors may decide that it is in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Recommendation

The Board of Directors does not make a recommendation on the frequency with which stockholders will vote on our named executive officer compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2016, certain information with respect to the beneficial ownership of common stock by (i) any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each director and each nominee for director, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all executive officers and directors as a group, based on information available to the Company as of filing this proxy statement. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control. Unless otherwise indicated, the address of each stockholder in the table below is c/o Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054.

Name and Address	Number of Shares	Percent of Total(1)
BlackRock Fund Advisors(2) 400 Howard St. San Francisco, CA 94105	2,303,487	9.38%
Vanguard Group Inc.(2) P.O. Box 2600 Valley Forge, PA 19482	2,007,082	8.17%
Eagle Asset Management, Inc.(2) 880 Carillon Parkway St. Petersburg, FL 33716	1,613,182	6.57%
Dimensional Fund Advisors LP(2) 6300 Bee Cave Rd. Austin, TX 78746	1,435,440	5.85%
John R. Ambroseo(3)	181,542	*
Kevin Palatnik(4)	5,517	*
Helene Simonet	16,305	*
Mark Sobey	13,097	*
Paul Sechrist	10,772	*
Bret DiMarco	12,126	*
Jay T. Flatley(5)	43,500	*
Susan M. James(6)	7,500	*
L. William Krause(7)	9,500	*
Garry W. Rogerson(8)	20,000	*
Steve Skaggs(6)	13,000	*
Sandeep Vij(9)	21,900	*
All directors and executive officers as a group (13 persons)(10)	344,689	1.40%

*
Represents less than 1%.

(1)
Based upon 24,553,444 shares of Coherent common stock outstanding as of December 31, 2016. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Coherent common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of December 31, 2016 and all RSUs which will vest within 60 days of December 31, 2016, are deemed outstanding. In addition, such shares, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Security Ownership of Certain Beneficial Owners and Management

(2)
Based on the institutional holding report provided by NASDAQ.

(3)
Includes 181,542 shares owned by the Ambroseo-Lacorte Family Trust of which Mr. Ambroseo is a trustee.

(4)
Includes 5,250 shares issuable upon vesting of RSUs within 60 days of December 31, 2016.

(5)
Includes 24,000 shares issuable upon exercise of vested options held by Mr. Flatley, 3,500 shares issuable upon vesting of RSUs within 60 days of December 31, 2016 and 16,000 shares held by the Flatley Family Trust.

(6)
Includes 3,500 shares issuable upon vesting of RSUs within 60 days of December 31, 2016.

(7)
Includes 6,000 shares issuable upon exercise of vested options held by Mr. Krause and 3,500 shares issuable upon vesting of RSUs within 60 days of December 31, 2016.

(8)
Includes 3,500 shares issuable upon vesting of RSUs within 60 days of December 31, 2016 and 16,500 shares held by the 2000 Rogerson Family Revocable Living Trust.

(9)
Includes 3,500 shares issuable upon vesting of RSUs within 60 days of December 31, 2016 and 18,400 shares held by the Vij Family 2001 Trust.

(10)
Includes an aggregate of 30,000 vested options and 26,250 shares issuable upon vesting of RSUs which will vest within 60 days of December 31, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us, and on written representations from certain reporting persons that no other reports were required for such persons, we believe that, during fiscal 2016, our officers, directors and, to our knowledge, greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

OUR EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of our Chief Executive Officer and each of our other executive officers as of December 31, 2016 are set forth below:

Name	Age	Office Held
John R. Ambroseo(1)	55	President and Chief Executive Officer
Kevin Palatnik(1)	59	Executive Vice President and Chief Financial Officer
Mark Sobey(1)	56	Executive Vice President and General Manager, OEM Laser Sources
Paul Sechrist(1)	57	Executive Vice President, Worldwide Sales and Service
Luis Spinelli	69	Executive Vice President and Chief Technology Officer
Bret DiMarco(1)	48	Executive Vice President, General Counsel and Corporate Secretary
Thomas Merk	54	Executive Vice President and General Manager, Industrial Laser and Systems

(1)
Designated as a "Named Executive Officer" for purposes of our Compensation Discussion and Analysis

Please see heading "Nominees" under Proposal One above for Mr. Ambroseo's biographical information.

Kevin Palatnik.    Mr. Palatnik has served as our Executive Vice President and Chief Financial Officer since February 2016. Prior to that from August 2011 until its acquisition by Knowles Corporation in July 2015, Mr. Palatnik served as the Chief Financial Officer of Audience, Inc., a provider of intelligent voice and audio solutions for mobile devices. Prior to that from June 2001 to November 2010, Mr. Palatnik held various roles at Cadence Design Systems, Inc., an electronic design automation software company, including as its senior vice president and chief financial officer. Mr. Palatnik also serves as a member of the board of directors and chair of the audit committee of Adesto Technologies, Inc., a memory solutions semiconductor company. Mr. Palatnik received a B.S. in Industrial Engineering and Operations Research and a M.B.A. from Syracuse University.

Mark Sobey.    Mr. Sobey has served as our Executive Vice President and General Manager of OEM Laser Sources (OLS) since November 2016. He previously served as our Executive Vice President and General Manager of Specialty Laser Systems (SLS) from April 2010 to November 2016. Mr. Sobey served as Senior Vice President and General Manager for the SLS Business Group from joining Coherent in July 2007 until April 2010. Prior to Coherent, Mr. Sobey spent over 20 years in the Laser and Fiber Optics Telecommunications industries, including roles as Senior Vice President Product Management at Cymer from January 2006 through June 2007 and previously as Senior Vice President Global Sales at JDS Uniphase through October 2005. He received his PhD in Engineering and BSc in Physics, both from the University of Strathclyde in Scotland.

Paul Sechrist.    Mr. Paul Sechrist was appointed Executive Vice President, Worldwide Sales and Service in March 2011. He has over 35 years of experience with Coherent, including roles as Senior Vice President and General Manager of Commercial Lasers and Components from October 2008 to March 2011, Vice President and General Manager of Specialty Laser Systems, Santa Clara from March 2008 to October 2008 and Vice President for Components from April 2005 to October 2008. Mr. Sechrist received an AA degree from San Jose City College, with Physics studies at California State University, Hayward.

Luis Spinelli.    Mr. Spinelli has served as our Executive Vice President and Chief Technology Officer since February 2004. Mr. Spinelli joined the Company in May 1985 and has since held various engineering and managerial positions, including Vice President, Advanced Research from April 2000 to September 2002 and Vice President, Corporate Research from September 2002 to February 2004. Mr. Spinelli has led the Advanced Research Unit from its inception in 1998, whose charter is to identify and evaluate new and emerging technologies of interest for us across a range of disciplines in the laser field. Mr. Spinelli holds a degree in Electrical Engineering from the University of Buenos Aires, Argentina with post-graduate work at the Massachusetts Institute of Technology.

Bret DiMarco.    Mr. DiMarco has served as our Executive Vice President and General Counsel since June 2006 and our Corporate Secretary since February 2007. From February 2003 until May 2006, Mr. DiMarco was a member and from October 1995 until January 2003 was an associate at Wilson

Our Executive Officers

Sonsini Goodrich & Rosati, P.C., a law firm. Mr. DiMarco received a Bachelor's degree from the University of California at Irvine and a Juris Doctorate degree from the Law Center at the University of Southern California. Mr. DiMarco is also a member of the Nasdaq Listing and Hearing Review Council.

Thomas Merk.    Mr Merk was appointed Executive Vice President and General Manager, Industrial Laser and Systems in December 2016. Prior to that Mr. Merk was Chief Executive Officer and President of Rofin-Sinar Technologies Inc. and a member of its Board of directors from July 2015 to November 2016, when the acquisition of Rofin by the Company was completed. From December 2005 to July 2015 Mr. Merk was the Chief Operating Officer of the Rofin Micro and Marking Business and a Managing Director of Carl Baasel Lasertechnik GmbH & Co. KG. from May 2000 to November 2016. He started his career in 1989 at Boehringer Werkzeugmaschinen Vertriebs GmbH, a machine tool company, and remained there until 2000, most recently serving as managing director. Mr. Merk holds a Master's Degree in mechanical engineering from the Technical University of Stuttgart, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we describe the material components of our executive compensation program for our "Named Executive Officers" or "NEOs": Ms. Simonet and Messrs. Ambroseo, Palatnik, Sobey, Sechrist and DiMarco. Mr. Palatnik was hired in February 2016 and Ms. Simonet retired in 2016.

We also provide an overview of our executive compensation philosophy, principal compensation policies and practices by which the Compensation and H.R. Committee, or the committee, arrives at its decisions regarding NEO compensation.

NEO Compensation Overview

The following chart sets forth our compensation philosophy and design principles:

Compensation Philosophy	Compensation Design Principles
Retain and hire talented executives	Our executives should have market competitive compensation and the committee orients our target total compensation generally near the 50th percentile of the committee's selected peer group, with actual compensation falling above or below depending upon our financial performance and the performance of our stock price against the Russell 2000 Index over a three-year vesting period. Compensation components may be above or below such percentile target and varies by individual executive.
Pay for performance, with both short and long-term measurements	A significant portion of the annual compensation of our executives is designed to vary with annual business performance and the long-term relative performance of our stock price in comparison to the Russell 2000 Index (by way of a single three year vesting period).
Tie compensation to performance of the core business	Our fiscal 2016 annual cash incentive plan was dependent upon corporate achievement of two demanding performance targets: revenue and adjusted EBITDA dollars. The committee determined that these were the most effective metrics for tying management's compensation directly to our core operating results for fiscal 2016.
Align compensation with stockholder interests	Our stockholders benefit from continued strong operating performance by the Company and we believe that having a significant portion of compensation tied to equity with both time and performance-based vesting requirements directly aligns management to stockholder returns. Performance-based RSUs make up the largest potential portion of the equity grants for our CEO, and make up a significant potential portion of the equity grants of our other NEOs. Grants of performance-based RSUs in fiscal 2016 have the same measurement as in fiscal 2015: a single vesting date three years from grant solely dependent upon the performance of our common stock price measured against the Russell 2000 Index, with target at meeting the index's performance.

Compensation Discussion and Analysis

The following chart sets forth our principal elements of NEO compensation:

Executive Compensation Program Overview—Elements of Compensation

Element	Variability	Objective	How Established	Fiscal Year 2016 for NEOs
Base Salary	Fixed	Provide a competitive fixed component of compensation that, as part of a total cash compensation package, enables us to attract and retain top talent.	Reviewed against executive officer's skill, experience and responsibilities, and for competitiveness against our compensation peer group.	Base salary remained unchanged as compared to fiscal 2015.
Annual Cash Incentive	Performance Based	Offer a variable cash compensation opportunity twice per fiscal year based upon the level of achievement of corporate goals.	Target payouts set by measuring total cash compensation opportunity against the peer group. Corporate performance targets based on challenging operational goals.	Semi-Annual bonus funding from revenue and adjusted EBITDA achievement. Revenue achievement weighted at 25% and adjusted EBITDA achievement weighted at 75%. Total payout can range from 0% to 200% of target. For the first half of fiscal 2016, revenue achievement was 16.7% of target and adjusted EBITDA achievement was 130.2% of target. For the second half of fiscal 2016, revenue achievement was 219.9% of target and adjusted EBITDA achievement was 283.6% of target. Combined bonus payout equaled 151% of target.
RSUs—Service Based	Value tied to Stock Price	Align long-term management and stockholder interests and strengthen retention with three-year vesting. Performance-based awards provide opportunity based upon the performance of our stock price against the Russell 2000 Index. Service-based awards offer some certainty and create long-term retention.	Target total value of annual awards using market data (reviewed against our compensation peer group for competitiveness) and the executive officer's responsibilities, contributions and criticality to ongoing success.	Fiscal year 2016 service-based awards vest 1/3 per year over three years, with the first vesting date occurring on the one year anniversary of the grant date.

Compensation Discussion and Analysis

Element	Variability	Objective	How Established	Fiscal Year 2016 for NEOs
RSUs—Performance Based	Performance Based—Value tied to Stock Price			Performance award size measured by comparing our stock price performance against that of the Russell 2000 Index. Awards can range from 0% to 200% of target. For every 1% our stock price is below the Russell 2000 Index, the target award is reduced by 4%; for every 1% our stock price is above the Russell 2000 Index, the target award is increased by 2%. Due to the performance of our stock price, awards that vested in fiscal 2016 were 60% of the target award.
Other Benefits	Primarily Fixed	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness against our compensation peer group.	No significant changes to fiscal year 2016 program.

Stockholder Feedback

The committee carefully considers feedback from our stockholders regarding our executive compensation program, including the results of our annual advisory vote on executive compensation, which our stockholders have historically strongly supported. All stockholders are invited to express their views to the committee as described in this proxy under the heading "Stockholder Communication with the Board of Directors." The committee welcomes direct stockholder feedback and considers such feedback as well as the results of our historical "say on pay" results in its deliberations on executive compensation. We strongly urge our stockholders to read this Compensation Discussion and Analysis in conjunction with Proposal Three.

Executive Summary

Our Business

Founded in 1966, Coherent, Inc. is one of the leading providers of lasers and laser-based technology for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of the Russell 2000 and Standard & Poor's SmallCap 600 Index. For more information about our business, please read "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed with SEC on November 29, 2016.

Selected Business Highlights

We experienced a significant growth in revenue in fiscal 2016, which exceeded our own internal growth targets. In addition, we were able to significantly grow our adjusted EBITDA% and non-GAAP earnings per share. Accordingly, the Company significantly exceeded the performance-related goals for our

Compensation Discussion and Analysis

executive compensation programs, including both metrics in our annual cash program as well as our long-term performance measurement under our performance-based RSU design. As a result, you will see in the coming pages that in fiscal 2016 our performance-related executive compensation had above target payouts.

Set forth below are tables reflecting several performance metrics from the last three fiscal years that impact our NEO compensation.

Our revenue increased 1% from fiscal 2014 to fiscal 2015 and increased 7% from fiscal 2015 to fiscal 2016 (dollars in millions):

Our adjusted EBITDA% increased 12% from fiscal 2014 to fiscal 2015 and increased 17% from fiscal 2015 to fiscal 2016:

Our non-GAAP earnings per share increased 22% from fiscal 2014 to fiscal 2015 and increased 22% from fiscal 2015 to fiscal 2016:

For a reconciliation table of earnings per share on a GAAP basis to non-GAAP basis and net income on a GAAP basis to adjusted EBITDA $, please refer to the "Reconciliation Table" at the end of this section.

Compensation Overview

Compensation Philosophy.    We tie executive total compensation to stockholder value with two measures: our operational results and the comparative performance of our stock price. This approach provides strong alignment between executive pay and performance and focuses executives on making decisions that enhance our stockholder value in both the short and long-term. We design our executive compensation program to achieve the following goals:

•
Pay for performance, with both short and long-term measurements—A significant portion of the annual compensation of our executives is designed to vary with annual business performance and the long-term relative performance of Coherent's stock price in comparison to the Russell 2000 Index (by way of a single three year vesting period). The committee and management set demanding performance targets, so that even though the Company's financial performance was solid in fiscal 2014 and 2015, payouts were not as robust. In fiscal 2016, the Company's financial performance was stronger than expected, resulting in high payouts under our annual cash incentive plan.

Compensation Discussion and Analysis

The following chart shows the payout percentages as compared to the committee's selected target for each of the last three fiscal years under our annual variable compensation program:

ANNUAL PAYOUT PERCENTAGE UNDER LAST INCENTIVE PLAN

•
Tie compensation to performance of the core business—Our fiscal 2016 annual cash incentive plan was dependent upon Coherent's achievement against two criteria: adjusted EBITDA dollars and revenue. The committee determined that these were the most effective metrics for tying management's compensation directly to Coherent's core operating results for fiscal 2016.

•
Retain and hire talented executives—Our executives should have market competitive compensation and the committee orients our target total compensation generally near the 50th percentile of the committee's selected peer group (as noted below), with actual compensation falling above or below depending upon Coherent's financial performance. Additionally, certain compensation components may be above or below such percentile target and varies by individual executive.

•
Align compensation with stockholder interests—Our stockholders benefit from continued strong operating performance by the Company and we believe that having a significant portion of compensation tied to equity with both time and performance-based vesting requirements directly aligns management to stockholder returns. The performance-based RSUs make up the largest potential portion of the equity grants for our CEO. Grants of performance-based RSUs in fiscal 2016 have the same measurement as in fiscal 2015: a single vesting date three years from grant solely dependent upon the performance of Coherent's common stock price measured against the Russell 2000 Index, with target at meeting the index's performance. For each 1% that Coherent's common stock exceeds the performance of the Russell 2000 Index for the trailing 90 trading days from the vesting measurement date against the comparable period from the date of grant, the grant recipient will get a 2% increase in the number of shares above target (up to a maximum cap of 200% of target), and for each 1% below the Russell 2000 Index's performance, a 4% decrease in the number of shares below target (down to zero). As a result, compensation decreases faster for failing to achieve the target than it increases for exceeding it. If Coherent's stock underperforms the Russell 2000 performance by more than 25%, then there is no payout, but in order to hit the maximum possible payout, Coherent's stock has to outperform the index by at least 50%. Accordingly, for our executives to achieve the committee's targeted compensation, Coherent's common stock must at least meet the Russell 2000 Index. The chart below illustrates this structure:

PERFORMANCE RSU VESTING

Elements of Executive Compensation.    During fiscal 2016, the compensation of our NEOs primarily consisted of (A) base salary, (B) participation in our annual variable compensation plan (referred to herein as our "annual cash incentive plan" or "VCP"), and (C) long-term equity incentive awards divided between time-based RSUs and performance-based RSUs. For fiscal 2016, on average, approximately 77% of our NEO's target compensation and approximately 87% of our CEO's target compensation was delivered through our cash incentive plan and long-term equity incentives (both time and performance vesting).

Compensation Discussion and Analysis

As a demonstration of how executive cash compensation is tied to company performance, the cash compensation for our CEO during fiscal 2016 at target, maximum and actual can be illustrated as follows (dollars in thousands):

CEO FY 2016 CASH PAY MIX

Our CEO's performance-based cash compensation was above target since the Company exceeded the performance criteria under our cash incentive plan.

Compensation Governance.    "Pay for performance" has been and remains at the core of Coherent's executive compensation coupled with appropriately managing risk and aligning our compensation programs with long-term stockholder interests. We accomplish this primarily by having a majority of our NEOs' potential compensation being "at risk" through a combination of (i) a fiscal year variable cash incentive program tied to achievement of financial metrics and (ii) equity grant vesting tied to achievement of a performance metric. The committee monitors and considers evolving governance approaches and standards in executive compensation, as well as communications it receives directly from stockholders.

As more fully discussed below, recent examples of how this philosophy is applied and changes made pursuant to compensation practices as well as governance practices in effect during fiscal 2016, include:

•
We have a recoupment or "claw-back" policy for our Chief Executive Officer and Chief Financial Officer, as described below;

•
We have minimum share ownership requirements for our Chief Executive Officer and members of the Board of Directors;

•
Our performance-based RSU program is measured by the Company's stock price achievement against the Russell 2000 over a three year period, which the committee believes is a direct connection to long-term total stockholder return;

•
The committee is composed entirely of directors who satisfy the standards of independence in Coherent's Corporate Governance Guidelines and Nasdaq listing standards;

•
The committee makes decisions regarding Mr. Ambroseo's compensation without him present;

•
Executive incentive compensation programs include limits on maximum payouts to contain the risk of excessive payouts;

•
The Committee utilizes an independent compensation consultant;

•
We have eliminated historical perquisites as an element of compensation for our NEOs;

•
Our change-of-control plan provides for payment only in "double-trigger" circumstances, that is a change of control coupled with a termination of employment;

•
None of our NEOs are entitled to any "gross-up" to offset the impact of IRS Code Sections 280G or 4999 in connection with a change of control; and

•
None of our NEOs have other than "at will" employment.

Our stockholders have historically strongly supported our executive compensation philosophy and design as seen in the significant majorities approving our "say on pay" proposal (does not include broker non-votes; rounded) :

Say on Pay Stockholder Votes

Compensation Discussion and Analysis

Role of Management

The committee regularly meets with Mr. Ambroseo, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for our NEOs other than Mr. Ambroseo. Additionally, Mr. Palatnik, our Executive Vice President and Chief Financial Officer, Mr. DiMarco, our Executive Vice President. General Counsel and Corporate Secretary, and members of our human resources department are regularly invited to meetings of the committee or otherwise asked to assist the committee.

The assistance of these individuals include providing financial information and analysis for the committee and its compensation consultant, taking minutes of the meeting or providing legal advice, developing compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise) and the business context for the committee's decisions. NEOs attend portions of committee meetings when invited by the committee, but leave the meetings when matters potentially affecting them are discussed.

Role of the Committee's Compensation Consultant

The committee utilizes the services of an independent compensation consultant and in fiscal 2016, engaged Compensia as its independent compensation consultant. Compensia assisted the committee by:

•
Reviewing and analyzing our executive compensation program, including providing NEO tally sheets to the Committee at each of its regular meetings;

•
Providing market data and ranges for fiscal 2016 compensation; and

•
Providing further insight on compensation governance trends.

Additionally, in fiscal 2016, Compensia was retained by the Governance and Nominating Committee to review, analyze and make recommendations regarding compensation for service on the Board of Directors and its committees.

The independent compensation consultant serves at the discretion of the committee and is not permitted to do other work for Coherent unless expressly authorized by the committee. Since retention, Compensia has not performed any work for Coherent other than its work with the committee, the Board of Directors or other committees of the Board of Directors. The committee is focused on maintaining the independence of its compensation consultant and, accordingly, does not anticipate having its consultant perform any other work for the Company in addition to its direct work for the committee, the Board, or another committee of the Board. The committee has assessed the independence of Compensia and concluded that no conflict of interest exists.

The Company also participates in and maintains a subscription to the Radford Global Technology Survey. This survey provides benchmark data and compensation practices reports of a broad cross-section of technology companies similar in size to Coherent to assist us with regards to employee compensation generally.

Pay Positioning Strategy and Benchmarking of Compensation

Philosophically the committee initially orients target total compensation for our NEOs generally near the 50th percentile of our peers (as measured by our designated peer group and, when applicable, data from the Radford Global Technology Survey), resulting in targeted total compensation that is competitive for performance that meets the objectives established by the committee. An NEO's actual salary, cash incentive compensation opportunity and equity compensation grant value may fall below or above the target position based on the individual's experience, seniority, skills, knowledge, performance and contributions as well as the historical pay structure for each executive. These factors are weighed individually by the committee in its judgment, and no single factor takes precedence over others nor is any formula used in making these decisions. In light of the fact that the committee has designed the significant majority of the Chief Executive Officer's compensation to be at risk, including 2/3 of his long-term equity compensation, for fiscal 2016 the committee asked Compensia to provide information at the 50th and 75th percentile for our Chief Executive Officer. Given the significant ties to performance and with such a large percentage of his potential compensation at risk, the committee oriented his compensation target closer to the 75th percentile.

The Chief Executive Officer's review of the performance of the other NEOs is considered by the committee in making individual pay decisions. With respect to the Chief Executive Officer, the committee additionally considered the performance of Coherent as a whole and the views of the

Compensation Discussion and Analysis

Board of Directors regarding the Chief Executive Officer's performance. Actual realized pay is higher or lower than the targeted amounts for each individual based primarily on the Company's performance. For example, the performance RSUs granted in 2013 only vested in 2016 as to 60% of target, which resulted in value received that is significantly lower than the "accounting value" for equity compensation for each NEO reflected in the summary compensation table for that year.

In analyzing our executive compensation program relative to this target market positioning, the committee reviews information provided by its independent compensation consultant, which includes an analysis of data from peer companies' proxy filings with respect to similarly situated individuals at the peer companies (when available) and the Radford Global Technology Survey (as a supplement when peer group company data is unavailable). It is important to note that these are the peers selected by the committee. The committee uses criteria as described below in determining the appropriate group. There are proxy advisory services which use their own criteria to select peers for the Company and, accordingly, stockholders should be aware that these advisory services do not, in fact, follow the same methodology of the committee and there may be wide variances between the different peer groups used by these services. Any comparison of company performance or market data for executive compensation using a completely different peer group will, therefore, naturally result in a different analysis. We encourage our stockholders to consider the peer group used in any comparisons and direct any questions to the committee regarding such comparisons or any other matters when considering how to vote on Proposal Three.

For pay decisions made for fiscal 2016, after consulting with our independent compensation consultant, the committee determined that the following companies comprise the peer group for fiscal 2016:

Emulex (subsequently acquired)	MKS Instruments (MKSI)
Entegris (ENTG)	MTS Systems Corp. (MTSC)
FEI Company (FEIC)	National Instruments (NATI)
Finisar Corp. (FNSR)	Newport Corporation (subsequently acquired)
FLIR Systems, Inc. (FLIR)	OSI Systems (OSIS)
Harmonic (HLIT)	Plantronics (PLT)
Infinera (INFN)	PMC-Sierra, Inc. (PMCS) (subsequently acquired)
Lumentum Holdings Inc. (LITE)	Polycom (PLCM) (subsequently acquired)

Several factors are considered in selecting the peer group, the most important of which are:

Primary Criteria

•
Industry (primarily companies in the Electronic Equipment and Semiconductor sub-industry classifications defined by the Global Industry Classification Standard (GICS) system); and

•
Revenue level (primarily companies with annual revenues between 0.5x-2.0x that of Coherent).

Secondary Criteria

•
Market capitalization between 0.25x and 3.0x of Coherent;

•
Market capitalization as a multiple of revenues of greater than 1.5x; and

•
A disclosed peer of a peer company.

The committee reviews the composition of the peer group annually to ensure it is the most relevant set of companies to use for comparison purposes.

Components of Our Executive Compensation Program

The principal components of our executive officer compensation and employment arrangements during fiscal 2016 included:

•
Base salary;

•
Annual cash incentive plan;

•
Equity awards; and

•
Other benefits.

Compensation Discussion and Analysis

These components were selected because the committee believes that a combination of salary, incentive pay and benefits is necessary to help us attract and retain the executive talent on which Coherent's success depends. The following table shows the components of total direct compensation at target for our NEOs as a group for fiscal 2016. In maintaining the design for fiscal 2016, the committee recognized the significant support received from the Company's stockholders for the compensation program design, as reflected in the continued overwhelming vote totals in favor of our executive compensation through our annual "say-on-pay" proposal.

CEO AND NEO (OTHER THAN CEO) FY2016 DIRECT COMPENSATION MIX

Base Salary

Base salary is the foundation to providing an appropriate total direct compensation package. We use base salary to fairly and competitively compensate our executives for the jobs we ask them to perform. This is the most stable component of our executive compensation program, as this amount is not at risk. The committee reviewed market data information provided by Compensia with respect to similarly situated individuals to assist it in determining the base salary for each NEO, depending upon the particular executive's experience, seniority, skills, knowledge, performance and contribution. There were no increases to the base salaries of our NEOs for fiscal 2016.

Variable Cash Incentive Compensation

A substantial portion of each individual's potential short-term compensation is in the form of variable incentive cash compensation tied to committee-established goals. In fiscal 2016, Coherent maintained one incentive cash program under which executive officers were eligible to receive annual cash incentives, the 2016 Variable Compensation Plan ("2016 VCP").

2016 VCP

The 2016 VCP was designed as an "at risk" bonus compensation program to promote a focus on Coherent's growth and profitability. It provided incentive compensation opportunity in line with targeted market rates to our NEOs. Under the 2016 VCP, participants were eligible to receive bi-annual bonuses (with measurement periods for the first half and the second half of the 2016 fiscal year). In setting the performance goals at the beginning of the fiscal year, the committee assessed the anticipated difficulty and importance to the success of Coherent of achieving the performance goals.

The actual awards (if any) payable for each semi-annual period varied depending on the extent to which actual performance met, exceeded or fell short of the goals approved by the committee. The 2016 VCP goals were tied to Coherent achieving varying levels of revenue and adjusted EBITDA dollars ("adjusted EBITDA $"), with revenue weighted at 25% and adjusted EBITDA $ weighted at 75%. Each performance metric is measured and paid out independently, but the revenue payout is capped at 100% achievement until adjusted EBITDA $ reaches a minimum dollar target. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and certain other non-operating income and expense items and other items, such as the impact of stock option expensing under the Accounting Standards Codification 718, "Compensation—Stock Compensation" and certain acquisition related expenses. The Committee also reviews the financial impact of mergers and acquisitions to determine if any adjustments in VCP are required.

Each measurement period had the same range of between zero and 200%, with target at 100% of the executive's participation rate.

Fiscal 2016 Variable Compensation Plan Scale for NEOs

Revenue achievement for the first half of fiscal 2016 was $390.2 million, with a corresponding cash incentive payout of approximately 16.7% of target. Adjusted EBITDA $ achievement for the first half of fiscal 2016 was $88.7 million, with a corresponding cash incentive payout of approximately 130.2% of target. The weighted, combined cash incentive payout for the first half was approximately 101.8% of target.

Compensation Discussion and Analysis

First Half Fiscal 2016 VCP Scale

Revenue $ (in millions)	Payout
$386.0 (threshold)	0%
$390.2 (actual)	16.7% (actual)
$410.9 (target)	100%
$436.0	200%

Adjusted EBITDA $ (in millions)	Payout
$69.0 (threshold)	0%
$84.1 (target)	100%
$88.7 (actual)	130.2% (actual)
$99.3	200%

Revenue achievement for the second half of fiscal 2016 was $467.2 million, with a corresponding cash incentive payout of 219.9%. Adjusted EBITDA$ achievement for the second half of fiscal 2016 was $123.9 million, with a corresponding cash incentive payout of approximately 283.6% of target. The weighted, combined cash incentive payout for the second half was 200% of target, which is the maximum bonus payout under the terms of the plan.

Second Half Fiscal 2016 VCP Scale

Revenue $ (in millions)	Payout
$409.0 (threshold)	0%
$435.7 (target)	100%
$462.0	200%
$467.2 (actual)	219.9% (actual)

Adjusted EBITDA $ (in millions)	Payout
$81.0 (threshold)	0%
$96.2 (target)	100%
$111.3	200%
$123.9 (actual)	283.6% (actual)

The tables below describe for each NEO under the 2016 VCP (i) the target percentage of base salary, (ii) the potential award range as a percentage of base salary, and (iii) the actual award earned for the measurement period in fiscal 2016.

First Half of Fiscal 2016

Named Executive Officer	Target Percentage of Salary	Payout Percentage Range of Salary	Actual Award ($)(1)		Actual Award as a Percentage of Target Award(2)
John Ambroseo	100%	0-200%	318,166		101.8%
Kevin Palatnik	70%	0-140%	33,962	(3)	101.8%
Helene Simonet	70%	0-140%	147,205		101.8%
Mark Sobey	65%	0-130%	124,880		101.8%
Paul Sechrist	50%	0-100%	109,042		101.8%
Bret DiMarco	50%	0-100%	87,432		101.8%

Second Half of Fiscal of 2016

Named Executive Officer	Target Percentage of Salary	Payout Percentage Range of Salary	Actual Award ($)(1)	Actual Award as a Percentage of Target Award(2)
John Ambroseo	100%	0-200%	625,019	200%
Kevin Palatnik	70%	0-140%	289,103	200%
Mark Sobey	65%	0-130%	245,320	200%
Paul Sechrist	50%	0-100%	214,207	200%
Bret DiMarco	50%	0-100%	171,756	200%
Helene Simonet(4)	—	—	—	—

(1)
Reflects gross amounts earned during the applicable half of fiscal 2016.

(2)
This reflects the aggregate bonuses earned by the NEOs for the applicable half of fiscal 2016 under the 2016 VCP.

(3)
Mr. Palatnik's bonus for the first half of fiscal 2016 was pro rated for the portion of the period in which he was employed by us.

(4)
As noted, Ms. Simonet retired as an executive officer in February 2016.

Equity Awards

We believe that equity awards provide a strong alignment between the interests of our executives and our stockholders. We seek to provide equity award opportunities that are consistent with our compensation philosophy, with the potential for increase for exceptional financial performance, consistent with the reasonable management of overall equity compensation expense and stockholder dilution. Finally, we believe that long-term equity awards are an essential tool in promoting executive retention. For fiscal 2016, our long-term incentive program included the grant of time-based RSUs and

Compensation Discussion and Analysis

performance-based RSUs. These components provide a reward for past corporate and individual performance and as an incentive for future performance. Our performance-based RSU grants are tied to the Company's performance and, as a result, may fluctuate from no vesting to vesting which is above target. When making its compensation decisions, the committee reviews a compensation overview prepared by its independent compensation consultant which reflects potential realizable value under current short and long-term compensation arrangements for each NEO.

Fiscal 2016 Equity Grants

For fiscal 2016, the committee based the equity program on a combination of time-based and performance-based RSUs over a three year period. In particular, the committee determined to measure achievement for the performance grants by the relative performance of Coherent's stock price in comparison to the Russell 2000 Index. The committee believed that using the Russell 2000 Index (in which Coherent is a member) as a proxy of total stockholder return directly aligns executive compensation with stockholder interest. The committee determined that both the performance-based and time-based RSU grants provide a further retention tool in that the time-based grants vest over three years with pro rata annual vesting and, for the performance-based grants, a single measurement period three years from the date of grant with three-year cliff vesting shortly thereafter if such grants vest at all since such grants vest purely based on performance.

Performance-based RSU grants in fiscal 2016 vest solely dependent upon the performance of Coherent's common stock price measured against the Russell 2000 Index. For each 1% that Coherent's common stock exceeds the performance of the Russell 2000 Index for the trailing 90 trading days from the vesting measurement date against the comparable period from the date of grant, the grant recipient will get a 2% increase in the number of shares above target (up to a maximum cap of 200% of target), and for each 1% below the Russell 2000 Index's performance, a 4% decrease in the number of shares (down to zero). As a result, compensation decreases faster for failing to achieve the target than it increases for exceeding it. The performance-based RSUs make up the largest potential portion of the equity grants for our Chief Executive Officer.

The following table summarizes some of the key features of our fiscal 2016 equity grants:

Fiscal 2016 Equity Grants

Type	RSUs and PRSUs

Vesting for RSUs	One-third each grant anniversary

Vesting for PRSUs	Single vesting date three years from grant

100% tied to Russell 2000 Index
Minimum vest: zero
PRSU Metrics	Target vest: Even with Russell 2000 Index
Maximum vest: 200% of target

For our Chief Executive Officer, greater than half of his total equity awards are performance-based. Accordingly, for our Chief Executive Officer, at target, approximately 66% of his equity awards are performance-based and at maximum achievement that percentage increases to approximately 80%.

In the event of a change of control of the Company, the performance-based grants will be measured, with respect to performance periods not yet completed, by the relative stock performance of Coherent in comparison to the Russell 2000 Index through the date of the change of control and such performance-based shares would, subject to the terms of the Change of Control Severance Plan, then convert to time-based vesting with a single vesting date at the three year anniversary of the grant.

Compensation Discussion and Analysis

The following charts show the aggregate composition of equity grants for fiscal 2016 to our Chief Executive Officer, at target and at maximum achievement under the terms of the performance-based grants:

FY 2016 EQUITY GRANT COMPONENTS

The following tables reflect the equity grants to the NEOs during fiscal 2016:

Named Executive Officer	Time-Based RSU Grants	Performance-Based RSU Grants at Target	Performance-Based RSU Grants Range (issuance dependent upon achievement)
John Ambroseo	16,500	34,250	0 - 68,500
Kevin Palatnik	15,750	7,870	0 - 15,740
Mark Sobey	8,604	4,302	0 - 8,604
Paul Sechrist	7,335	3,667	0 - 7,334
Bret DiMarco	7,500	3,750	0 - 7,500
Helene Simonet	—	—	—

Equity Award Practices

Equity grants to our employees are driven by our annual review process. Grant guidelines are based on competitive market practices. Typically, an eligible employee is granted equity at the first committee meeting after beginning employment and may be eligible for periodic grants thereafter. Eligibility for and the size of grants are influenced by the then-current guidelines for non-executive officer grants and the individual's performance or particular requirements at the time of hire. No option grants have been made to an employee since 2010.

In fiscal 2016 the committee granted an aggregate of 379,295 shares subject to time-based and performance-based restricted stock units (at maximum), representing approximately 1.56% of Coherent's outstanding common stock as of September 30, 2016 (excluding automatic and initial grants to directors). With the assistance of Compensia, the committee has reviewed this burn rate relative to peer practices and guidance from Institutional Shareholder Services (ISS) and found that the total dilution was consistent with the median of peer practices and complied with ISS guidelines.

During fiscal 2016 equity grants were only made at meetings of the committee.

Chief Executive Officer Minimum Stock Ownership Guidelines

During fiscal 2012, the committee adopted mandatory stock ownership guidelines for our Chief Executive Officer. Our guidelines require that the Chief Executive Officer hold shares with a value of at least three times base salary, without counting vested or unvested option grants or unvested grants of RSUs. Compliance is measured as of the date of each year's annual meeting based on the stock price of the shares as of the date of their acquisition. In the event that our Chief Executive Officer does not satisfy the minimum requirements, then 25% of the net after-tax shares (e.g. exercised options/shares received on the vesting of RSUs) are required to be held until the guidelines are met. As of December 31, 2016, Mr. Ambroseo held outstanding stock worth approximately 31 times his base salary and, accordingly, significantly exceeded the minimum stock ownership guidelines.

Compensation Discussion and Analysis

Other Benefits

Retirement Plans

Executive officers are eligible to participate in our 401(k) Retirement Plan on the same terms as all other U.S. employees, including a 4% Company matching contribution. Our 401(k) Retirement Plan is intended to be a tax-qualified plan and therefore is subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the NEOs).

We maintain a Deferred Compensation Plan for certain employees and members of the Board. The Deferred Compensation Plan permits eligible participants to defer receipt of compensation pursuant to the terms of the plan. The Deferred Compensation Plan permits participants to contribute, on a pre-tax basis, up to 75% of their base salary earnings, up to 100% of their bonus pay and commissions and up to 100% of directors' annual retainer earned in the upcoming plan year. We provide no matching or other additional contributions to such Deferred Compensation Plan. Plan participants may invest deferrals in a variety of different deemed investment options. To preserve the tax-deferred status of deferred compensation plans, the IRS requires that the available investment alternatives be "deemed investments." Participants do not have an ownership interest in the funds they select; the funds are only used to measure the gains or losses that are attributed to the participant's deferral account over time.

The committee considers the Deferred Compensation Plan to be a reasonable and appropriate program because it promotes executive officer retention by offering a deferred compensation plan that is comparable to and competitive with what is offered by our peer group of companies.

Employee Stock Purchase Plan

Our stockholders have approved an employee stock purchase plan whereby employees can purchase shares for a discount, subject to various participation limitations. As employees, our NEOs are eligible to participate in this plan.

Severance and Change of Control Arrangements

Our Change of Control Severance Plan (the "Change of Control Plan") provides certain benefits in the event of a change of control of Coherent for certain executives, including each of our NEOs. Benefits are provided if there is a change in ownership of Coherent, a change in effective control of Coherent, or a change in ownership of a substantial portion of Coherent's assets (in each case as construed under Section 409A of the Internal Revenue Code and the regulations thereunder)(a "change of control") and within two years thereafter (or within two months prior thereto) the participant's employment is terminated without cause or voluntarily terminates following a constructive termination event. The committee believes the Change of Control Plan serves as an important retention tool in the event of a pending change of control transaction.

The committee completed its review of the provisions of the Change of Control Plan during fiscal 2015 and determined to review the plan again in four years. Compensia assisted the Committee in its review and analysis of the Change of Control Plan. The committee believes that reviewing the Change of Control Plan every four years allows for the right balance in providing certainty for the participants while providing the committee with the opportunity to revise the plan consistent with corporate governance best practices, evolving peer group practices and regulatory changes.

The committee does not consider the potential payments and benefits under these arrangements when making compensation decisions for our NEOs. These arrangements serve specific purposes unrelated to the determination of the NEOs' total direct compensation for a specific year.

Tax and Accounting Considerations

Accounting for Stock-Based Compensation—We account for stock-based compensation in accordance with the requirements of ASC 718. We also take into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code—This section limits Coherent's income tax deduction of compensation for our Chief Executive Officer and our four other most highly compensated NEOs (other than the Chief Financial Officer) unless the compensation is less than $1 million during any fiscal year or is "performance-based" under Section 162(m). Our 2001 Stock Plan and 2011 Plan are designed to permit

Compensation Discussion and Analysis

option grants and certain performance-based full value awards to be fully tax-deductible. Cash compensation (including both base salary and payments under our 2016 VCP) and time-based full-value awards are not qualified as "performance-based" compensation under Section 162(m). We may from time to time pay compensation to our executive officers (including under our VCP) that may not be tax deductible when, for example, we believe that such compensation is appropriate and in the best interests of the stockholders after taking various factors into consideration, including business conditions and the performance of the executive officer. In addition, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) as well as operational issues, no assurances can be given that compensation, even if intended to satisfy the requirements for deductibility under Section 162(m), would in fact do so.

Section 409A of the Internal Revenue Code—Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider received "deferred compensation" that does not satisfy the requirements of Section 409A. We consider Section 409A in the design and operation of any plans.

Other Compensation Policies

To further align our executive compensation program with the interests of our stockholders, at the end of fiscal 2009, a committee of the Board approved a recoupment policy. The recoupment policy provides that, in the event that there is an accounting restatement and there is a finding by the Board that such restatement was due to the gross recklessness or intentional misconduct of the Chief Executive Officer or Chief Financial Officer and it caused material noncompliance with any financial reporting requirement, then Coherent shall seek disgorgement of any portion of the bonus or other incentive or equity based compensation related to such accounting restatement received by such individual during the 12-month period following the originally filed financial document. Under our Insider Trading Policy, no employees or directors are allowed to hedge or pledge Coherent securities. The Committee continues to monitor the SEC rule-making related to Section 954 of the Dodd-Frank Act. Following the final rules being adopted by the SEC, the Committee intends to review and update its clawback policy.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, the Compensation and H.R. Committee of the Board consisted of Messrs. Vij (Chair), Flatley and Krause. None of the members of the committee has been or is an officer or employee of Coherent. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation and H.R. Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Committee Independence

Each of the members of the committee qualifies as (i) an "independent director" under the requirements of The Nasdaq Stock Market, (ii) a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934 (the "1934 Act"), (iii) an "outside director" under Section 162(m) of the Code and (iv) an "independent outside director" as that term is defined by ISS.

Compensation and H.R. Committee Report

The Compensation and H.R. Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and H.R. Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation and H.R. Committee

Sandeep Vij, Chair
Jay Flatley
L. William Krause

Compensation Discussion and Analysis

RECONCILIATION TABLE—NON-GAAP EARNINGS PER SHARE

	Fiscal Year
	2016	2015	2014
GAAP NET INCOME PER DILUTED SHARE	$3.58	$3.06	$2.36
Stock-based compensation	0.63	0.56	0.54
Amortization of intangible assets	0.24	0.25	0.29
Non-recurring tax benefit	(0.05)	(0.04)	—
Customs audit	—	0.05	—
Impairment of investment	—	0.05	—
Costs related to acquisition of Rofin-Sinar Technologies Inc.	0.26	—	—
Interest expense on Barclays debt commitment	0.03	—	—
Loss on hedge of Barclays debt commitment	0.06	—	—
Gain on business combination	—	(0.05)	—
Purchase accounting step up	—	0.01	—

NON-GAAP NET INCOME PER DILUTED SHARE	$4.75	$3.89	$3.19

RECONCILIATION TABLE—ADJUSTED EBITDA $

	Fiscal Year
(in millions)	2016	2015	2014
GAAP NET INCOME	$87.5	$76.4	$59.1
Income tax expense	35.4	23.2	20.1
Interest and other income (expense), net	6.7	1.1	2.0
Depreciation and amortization	34.4	33.0	36.2
Costs related to acquisition of Rofin-Sinar Technologies Inc.	9.8	—	—
Gain on business combination	—	(1.3)	—
Restructuring charges and other	—	1.3	—
Impairment of investment	—	2.0	—
Stock-based compensation	20.2	18.2	18.9
Purchase accounting step up	—	0.6	—

ADJUSTED EBITDA $	$194.0	$154.5	$136.3

SUMMARY COMPENSATION AND EQUITY TABLES

Fiscal 2016 Summary Compensation Table

The table below presents information concerning the total compensation of our NEOs for the fiscal years ended October 1, 2016, October 3, 2015, and September 27, 2014.

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John Ambroseo,	2016	625,019	(1)	3,558,430	943,185	12,631	5,139,265
President and	2015	625,019		2,773,100	529,891	11,776	3,939,786
Chief Executive Officer	2014	625,019		3,387,440	208,631	11,596	4,232,686
Kevin Palatnik(5),	2016	238,272	(1)	1,909,158	323,065	11,940	2,482,435
Executive Vice President
and Chief Financial Officer
Helene Simonet,	2016	327,254	(1)	—	147,205	6,432	480,891
Former Executive Vice President	2015	411,553		784,179	245,164	14,098	1,454,994
and Chief Financial Officer	2014	405,018		758,864	94,636	13,918	1,272,436
Mark Sobey,	2016	377,416	(1)	845,773	370,201	12,922	1,606,312
Executive Vice President and	2015	375,992		737,120	207,983	12,565	1,333,660
General Manager, Specialty Laser Systems	2014	370,011		713,227	80,281	11,596	1,175,115
Paul Sechrist,	2016	357,011	(1)	720,993	323,249	12,922	1,414,175
Executive Vice President	2015	355,663		628,385	151,337	12,856	1,148,241
Worldwide Sales and Services	2014	350,002		608,035	58,415	12,427	1,028,879
Bret DiMarco,	2016	343,512	(1)	737,250	259,188	11,410	1,351,360
Executive Vice President,	2015	341,876		642,537	145,615	11,344	1,141,372
General Counsel and Corporate Secretary	2014	335,005		621,766	55,912	11,164	1,023,847

(1)
Reflects the dollar amount of salary earned in fiscal year 2016. Ms. Simonet served as the Company's Executive Vice President and Chief Financial Officer through February 21, 2016, as a special advisor to the Chief Executive Officer from February 22, 2016 through April 4, 2016, and as a consultant through the fiscal year ended October 1, 2016 earning $55,556 in consulting payments, which is reflected in the salary column.

(2)
Amounts shown reflect the grant date fair value of awards granted in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Reflects unvested time-based and performance-based restricted stock units; there is no guaranty that the recipients will ultimately receive this amount, or any amount. See Footnote 3 to the Grants of Plan-Based Awards table for additional information. No stock options were granted to the NEOs in fiscal years 2016, 2015, and 2014.

(3)
Reflects the dollar amounts earned under the Variable Compensation Plan (VCP) during fiscal years 2016, 2015, and 2014.

(4)
During fiscal year 2016, each of the NEOs received a 401(k) match of approximately $10,600, with the exception of Ms. Simonet, who received a 401(k) match of approximately $4,500. The dollar amounts in this column also include imputed income for group term life insurance.

(5)
Mr. Palatnik joined the Company on February 22, 2016. His salary, non-equity incentive plan compensation and other amounts in the Summary Compensation Table reflect payments for the period of February 22, 2016 through October 1, 2016.

Summary Compensation and Equity Tables

Grants of Plan-Based Awards in Fiscal 2016

Except as set forth in the footnotes, the following table shows all plan-based equity and non-equity incentive awards granted to our NEOs during fiscal 2016. Our NEOs did not receive any option awards during fiscal 2016.

						Actual Payouts Under Non-Equity Incentive Plan Awards ($)(2)				All Other Stock Awards: # of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
											Grant Date Fair Value ($)(3)
Name	Type	Grant Date	Thresh- hold($)(1)	Target($)	Maxi- mum($)		Thresh- hold(#)	Target(#)	Maxi- mum(#)
John Ambroseo	PRSU	11/13/2015					0	34,250	68,500		2,550,940
	RSU	11/13/2015								16,500	1,007,490
	1st semi-annual bonus		0	312,510	625,019	318,166
	2nd semi-annual bonus		0	312,510	625,019	625,019
	Total		0	625,020	1,250,038	943,185
Kevin Palatnik	PRSU	02/25/2016					0	7,870	15,740		586,158
	RSU	02/25/2016								15,750	1,323,000
	1st semi-annual bonus		0	144,552	289,103	33,962
	2nd semi-annual bonus		0	144,552	289,103	289,103
	Total		0	289,103	578,206	323,065
Helene Simonet	PRSU
	RSU
	1st semi-annual bonus		0	144,552	289,103	147,205
	2nd semi-annual bonus		0	—	—	—
	Total		0	144,552	289,103	147,205
Mark Sobey	PRSU	11/13/2015					0	4,302	8,604		320,413
	RSU	11/13/2015								8,604	525,360
	1st semi-annual bonus		0	122,660	245,320	124,880
	2nd semi-annual bonus		0	122,660	245,320	245,320
	Total		0	245,320	490,640	370,200
Paul Sechrist	PRSU	11/13/2015					0	3,667	7,334		273,118
	RSU	11/13/2015								7,335	447,875
	1st semi-annual bonus		0	107,104	214,207	109,042
	2nd semi-annual bonus		0	107,104	214,207	214,207
	Total		0	214,207	428,414	323,249
Bret DiMarco	PRSU	11/13/2015					0	3,750	7,500		279,300
	RSU	11/13/2015								7,500	457,950
	1st semi-annual bonus		0	85,878	171,756	87,432
	2nd semi-annual bonus		0	85,878	171,756	171,756
	Total		0	171,756	343,512	259,188

(1)
Failure to meet a minimum level of performance would have resulted in no bonus paid out under the 2016 Variable Compensation Plan.

(2)
Reflects the amount earned under the 2016 Variable Compensation Plan during the 2016 fiscal year.

(3)
Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2016 in accordance with ASC 718, and includes grants made in fiscal 2016. The assumptions used in the valuation of these awards are set forth in Note 12 "Employee Stock Option and Benefits Plans" of the Financial Statements in the Annual Report on Form 10-K. For informational purposes, if the maximum level of performance for the PRSU awards was achieved, the value, calculated by multiplying the closing price of the Company's common stock on the date of grant by the number of shares issuable upon achievement of the maximum level of performance under the PRSU is $4,182,610, $1,322,160, $525,360, $447,814 and $457,950, for Mr. Ambroseo, Mr. Palatnik, Mr. Sobey, Mr. Sechrist and Mr. DiMarco, respectively. These amounts do not correspond to the actual value, if any, that will be recognized by the NEOs. See "Compensation Discussion and Analysis-Equity Awards" for a description of the PRSUs.

Summary Compensation and Equity Tables

Option Exercises and Stock Vested at 2016 Fiscal Year-End

The table below sets forth certain information for each NEO regarding the exercise of options and the vesting of stock awards during the fiscal year ended October 1, 2016, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John Ambroseo	—	—	38,401	2,338,722
Kevin Palatnik	—	—	—	—
Helene Simonet	—	—	8,343	503,690
Mark Sobey	—	—	7,860	474,544
Paul Sechrist	8,000	326,344	6,680	403,286
Bret DiMarco	—	—	6,351	383,094

(1)
Reflects the difference between the exercise price of the option and market price of our common stock on the exercise date.

(2)
Reflects the market price of our common stock on the vesting date.

Summary Compensation and Equity Tables

Outstanding Equity Awards at Fiscal 2016 Year-End

The following table presents information concerning stock that has not yet vested for each NEO outstanding as of October 1, 2016.

										Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
		Option Awards(1)				Stock Awards		Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)
Name	Grant Date	Number of Securities Underlying Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
John Ambroseo	11/13/2015	—	—	—	—	—	—	68,500	(3)	7,571,990
	11/13/2015	—	—	—	—	16,500	1,823,910	—		—
	11/3/2014	—	—	—	—	—	—	53,600	(4)	5,924,944
	11/3/2014	—	—	—	—	9,066	1,002,156	—		—
	11/8/2013	—	—	—	—	—	—	59,000	(5)	6,521,860
	11/8/2013	—	—	—	—	5,666	626,320	—		—
Helene Simonet	11/3/2014	—	—	—	—	—	—	7,832	(4)	865,749
	11/3/2014	—	—	—	—	5,221	577,129	—		—
	11/8/2013	—	—	—	—	—	—	7,296	(5)	806,500
	11/8/2013	—	—	—	—	2,431	268,723	—		—
Kevin Palatnik	2/25/2016	—	—	—	—	—	—	15,740	(3)	1,739,900
	2/25/2016	—	—	—	—	15,750	1,741,005	—		—
Mark Sobey	11/13/2015	—	—	—	—	—	—	8,604	(3)	951,086
	11/13/2015	—	—	—	—	8,604	951,086	—		—
	11/3/2014	—	—	—	—	—	—	7,362	(4)	813,795
	11/3/2014	—	—	—	—	4,908	542,530	—		—
	11/8/2013	—	—	—	—	—	—	6,856	(5)	757,862
	11/8/2013	—	—	—	—	2,285	252,584	—		—
Paul Sechrist	11/13/2015	—	—	—	—	—	—	7,334	(3)	810,700
	11/13/2015	—	—	—	—	7,335	810,811	—		—
	11/3/2014	—	—	—	—	—	—	6,276	(4)	693,749
	11/3/2014	—	—	—	—	4,184	462,499
	11/8/2013	—	—	—	—	—	—	5,846	(5)	646,217
	11/8/2013	—	—	—	—	1,948	215,332	—		—
Bret DiMarco	11/13/2015	—	—	—	—	—	—	7,500	(3)	829,050
	11/13/2015	—	—	—	—	7,500	829,050	—		—
	11/3/2014	—	—	—	—	—	—	6,418	(4)	709,446
	11/3/2014	—	—	—	—	4,278	472,890	—		—
	11/8/2013	—	—	—	—	—	—	5,978	(5)	660,808
	11/8/2013	—	—	—	—	1,992	220,196	—		—

(1)
Each of the unvested option grants set forth above vest in three equal installments on the anniversary of the date of grant.

(2)
Market value is determined by multiplying the number of shares by $110.54, the closing price of the Company's common stock on September 30, 2016, the last trading date of the fiscal year.

(3)
The performance-based RSU vesting determination date is November 13, 2018. The performance-based RSUs will vest in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount or 200%.

(4)
The performance-based RSU vesting determination date is November 3, 2017. The performance-based RSUs will vest in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount or 200%.

(5)
The performance-based RSU vesting determination date was November 8, 2016. The performance-based RSUs vested at 200% based on the achievement of certain performance metrics.

Summary Compensation and Equity Tables

Fiscal 2016 Non-Qualified Deferred Compensation

For a description of our Deferred Compensation Plan, see "Compensation Discussion and Analysis-Retirement Plans." The following table presents information regarding the non-qualified deferred compensation activity for each NEO during fiscal 2016:

Name	Executive Contributions in last FY ($)(1)	Executive Deferrals including Company Contribution in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
John Ambroseo	322,322	—	—	841,805	—	9,188,195
SRP(4)	—	—	—	159,861	—	1,682,943
Helene Simonet	107,291	—	—	93,997	—	1,292,813
SRP(4)	—	—	—	16,230	—	172,242
Paul Sechrist	—	—	—	94,936	—	963,782
SRP(4)	—	—	—	29,931	—	240,177
Mark Sobey	197,438	—	—	44,321	—	480,415
Bret DiMarco	—	—	—	11,520	—	98,138

(1)
Amounts in this column consist of salary and/or bonus earned during fiscal 2016, which is also reported in the Summary Compensation Table.

(2)
Deferred Compensation company contributions were terminated on December 31, 2010.

(3)
The deferred compensation in a participant's account is fully vested and is credited with positive or negative investment results based upon plan investment options selected by the participant.

(4)
Amounts include account balances (including earnings) from the Supplementary Retirement Plan (SRP) which was suspended on December 31, 2004. The Deferred Compensation Plan is the only non-qualified deferred compensation plan available for executive management.

Summary Compensation and Equity Tables

Potential Payments upon Termination or Change of Control

The following table shows the potential payments and benefits that we (or our successor) would be obligated to make or provide upon termination of employment of each our NEOs pursuant to the terms of the Change of Control Severance Plan. Other than this plan, there are no other executive employment agreements or other contractual obligations triggered upon a change of control. For purposes of this table, it is assumed that each NEO's employment terminated at the close of business on September 30, 2016 (the last trading date before the end of our fiscal year on October 1, 2016). These payments are conditioned upon the execution of a form release of claims by the NEO in favor of us. The amounts reported below do not include the nonqualified deferred compensation distributions that would be made to the NEOs following a termination of employment (for those amounts and descriptions, see the prior table). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. These are aggregate payments and do not reflect such individual's net after tax benefit. No officer is entitled to any "gross up" to offset the impact of IRS Code Section 280G.

NEO	Multiplier for Base Salary and Bonus	Nature of Benefit		Termination Other than for Change of Control	Change of Control Termination ($)
John Ambroseo	2.99X	Salary Severance	(1)	—	1,868,807
		Bonus Severance	(1)	—	1,868,807
		Equity Compensation Acceleration	(2)	—	23,471,179
		Aggregate Healthcare Related Monthly Payment	(3)	—	99,000
		TOTAL BENEFIT			27,307,793
Kevin Palatnik	2X	Salary Severance	(1)	—	826,010
		Bonus Severance	(1)	—	578,207
		Equity Compensation Acceleration	(2)	—	3,480,905
		Aggregate Healthcare Related Monthly Payment	(3)	—	66,000
		TOTAL BENEFIT			4,951,122
Mark Sobey	2X	Salary Severance	(1)	—	754,832
		Bonus Severance	(1)	—	490,641
		Equity Compensation Acceleration	(2)	—	4,268,944
		Aggregate Healthcare Related Monthly Payment	(3)	—	66,000
		TOTAL BENEFIT			5,580,417
Paul Sechrist	2X	Salary Severance	(1)	—	714,022
		Bonus Severance	(1)	—	428,413
		Equity Compensation Acceleration	(2)	—	3,639,308
		Aggregate Healthcare Related Monthly Payment	(3)	—	66,000
		TOTAL BENEFIT			4,847,743
Bret DiMarco	2X	Salary Severance	(1)	—	687,024
		Bonus Severance	(1)	—	343,512
		Equity Compensation Acceleration	(2)	—	3,721,440
		Aggregate Healthcare Related Monthly Payment	(3)	—	66,000
		TOTAL BENEFIT			4,817,976

(1)
Reflects salary as in effect as of December 31, 2016. Bonus severance is based on a percentage of salary as in effect as of December 31, 2016.

(2)
Equity Compensation Acceleration is the in-the-money value of unvested stock options, time-based restricted stock units and performance-based restricted stock units, in each case as of September 30, 2016 (the last trading date before the end of our fiscal year) at the closing stock price on that date ($110.54). The value of accelerated stock options are thus

Summary Compensation and Equity Tables

  calculated by multiplying the number of unvested shares subject to acceleration by the difference between the exercise price and the closing stock price on September 30, 2016; the value of accelerated restricted stock is calculated by multiplying the number of unvested shares subject to acceleration by the closing stock price on September 30, 2016. This assumes immediate release and vesting of the performance-based restricted stock units at the maximum, or 200% of target, achievement. The amounts reflected for Equity Compensation Acceleration do not reflect any applicable taxes, just gross proceeds. Since the table assumes a triggering event on September 30, 2016, only those stock options and restricted stock/RSU grants outstanding as of that date are included in the table.

(3)
Aggregate Healthcare Related Monthly Payment is a monthly payment of $2,750 in lieu of receiving company subsidized COBRA benefits, life insurance premiums and/or other welfare benefits, 36 months for the Chief Executive Officer and 24 months for the other NEOs.

To assist with the transition in connection with her retirement as the Company's Chief Financial Officer, Ms. Simonet agreed to remain as a special advisor to the Chief Executive Officer as a non-executive employee from February 22, 2016 through April 4, 2016, at which time she transitioned to a consultant to the Company for the period from April 5, 2016 through December 30, 2016. The Company entered into a transition services agreement with Ms. Simonet continuing her compensation through April 4, 2016 and providing for an aggregate of $100,000 (paid in equal monthly increments) for no more than 20 hours of consulting services per month from April 5, 2016 through December 30, 2016. During the term of the transition services agreement, Ms. Simonet continued to vest in her existing equity grants pursuant to the terms of the 2011 Plan. The transition services agreement included confidentiality obligations.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 1, 2016 about the Company's equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	661,177	(2)	$40.52	5,750,958	(3)
Equity compensation plans not approved by security holders	—		—	—
TOTAL	661,177		$40.52	5,750,958

(1)
These weighted average exercise prices do not reflect the shares that will be issued upon the payment of outstanding awards of RSUs.

(2)
This number does not include any options which may be assumed by us through mergers or acquisitions; however, we do have the authority, if necessary, to reserve additional shares of common stock under these plans to the extent necessary for assuming such options.

(3)
This number of shares includes 520,560 shares of common stock reserved for future issuance under the Employee Stock Purchase Plan and 5,230,398 shares reserved for future issuance under the 2011 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any proposed related person transactions. Additionally, from time to time the Board may directly consider these transactions. For purposes of these procedures, the individuals and entities that are considered "related persons" include:

•
Any of our directors, nominees for director and executive officers;

•
Any person known to be the beneficial owner of five percent or more of our common stock (a "5% Stockholder"); and

•
Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder. We will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

Related Person Transactions

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law. We also intend to execute these agreements with our future directors and officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements, including reviewing and approving the fees for the performance of the audit by our independent auditors. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of both management, which has primary responsibilities for our financial statements and reports, as well as the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee met twelve (12) times either in person or by telephone during fiscal 2016. In the course of these meetings, the Audit Committee met with management, the internal auditors and our independent registered public accounting firm and reviewed the results of the internal and external audit examinations, evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Audit Committee's oversight responsibilities. To support this belief, the Audit Committee periodically meets separately with the internal auditors and the independent auditors, without management present. In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to our financial reporting and internal controls. These questions include:

•
Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements;

•
Based on the auditors' experience, and their knowledge of our business, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements;

•
Based on the auditors' experience, and their knowledge of our business, have we implemented internal controls and internal audit procedures that are appropriate for our business.

The Audit Committee approved the engagement of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2016, including the fees to be paid for their audit work, and reviewed with the internal auditors and independent registered public accounting firm their respective overall audit scope and plans. In approving Deloitte & Touche LLP, the Audit Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them to us. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees" issued by the Public Company Oversight Board (PCAOB), and it received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with Audit Committee concerning independence and has discussed Deloitte & Touche LLP's independence with Deloitte & Touche LLP.

Management has reviewed and discussed the audited financial statements for fiscal 2016 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Audit Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended October 1, 2016, for filing with the SEC.

Respectively submitted by the Audit Committee

Susan James, Chair
Garry Rogerson
Steve Skaggs

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board may recommend.

Dated: January 26, 2017

By Order of the Board of Directors

John R. Ambroseo
President and Chief Executive Officer

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E16037-P85114 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. COHERENT, INC. The Board of Directors recommends you vote FOR each of the proposals, except Proposal 4, for which it makes no recommendation: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1.1. John R. Ambroseo For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017. To approve, on a non-binding advisory basis, our named executive officer compensation. ! ! 2 Years ! ! 3 Years ! ! Abstain 1.2. Jay T. Flatley 3. 1.3. Susan M. James 1.4. L. William Krause 1 Year ! ! ! ! 4. To approve on a non-binding, advisory basis, the frequency with which stockholders will vote on our named executive officer compensation. 1.5. Garry W. Rogerson 1.6. Steve Skaggs 5. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof. 1.7. Sandeep Vij Stockholders of record at the close of business on January 19, 2017 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or vote by telephone or via the Internet. Any stockholder attending the meeting may vote in person, even if he or she has returned a proxy. ! Yes ! No Please indicate if you plan to attend this meeting. (This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. E16038-P85114 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COHERENT, INC. ANNUAL MEETING OF STOCKHOLDERS The undersigned, stockholder of COHERENT, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 26, 2017, and hereby appoints John R. Ambroseo and Bret M. DiMarco, and each of them, proxies and attorneys-in-fact, with full power to each substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of COHERENT, INC. to be held on March 2, 2017 at 8:00 a.m., local time, at the Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, CA 95054, and at any adjournment(s) thereof and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) TO ENSURE AS MANY OF THE NOMINEES FOR THE ELECTION OF THE DIRECTORS SET FORTH IN PROPOSAL ONE ARE ELECTED AS DIRECTORS, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SET FORTH IN PROPOSAL TWO, (3) FOR THE APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION AS SET FORTH IN PROPOSAL THREE, (4) ABSTAIN ON THE FREQUENCY WITH WHICH STOCKHOLDERS WILL VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION IN PROPOSAL FOUR, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF. SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE SEE REVERSE SIDE COHERENT, INC. THIS IS YOUR PROXY YOUR VOTE IS IMPORTANT V.1.1